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Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-125738

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities, and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2008

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated June 28, 2005)

14,000,000 Shares

Class A Common Stock
$              per share

        We are offering 14,000,000 shares of our Class A Common Stock.

        Our Class A Common Stock is traded on the New York Stock Exchange under the symbol "HOV." On May 6, 2008 the last reported sale price of our Class A Common Stock on the New York Stock Exchange was $11.87 per share. We have granted the underwriters an option to purchase up to 2,100,000 additional shares of Class A Common Stock to cover over-allotments, if any.

        Investing in our Class A Common Stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our Class A Common Stock in "Risk factors" beginning on page S-7 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, Before Expenses, to Hovnanian Enterprises, Inc.	$	$

        The underwriters expect to deliver the shares to purchasers on or about  , 2008.

Joint Book-Running Managers

Citi	Wachovia Securities	Credit Suisse

Co-Managers

Banc of America Securities LLC	JPMorgan

                        , 2008

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus, or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any date after the respective dates of this prospectus supplement and the accompanying prospectus even though this prospectus supplement and the accompanying prospectus are delivered or these shares of Class A Common Stock are offered or sold on a later date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we are offering to sell shares of Class A Common Stock, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describes our business and gives more general information, some of which may not apply to this offering. You should read this prospectus supplement together with the accompanying prospectus, including the documents incorporated by reference therein and herein, before making a decision to invest in the Class A Common Stock. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

        Except as the context otherwise requires, all references in this prospectus supplement to "Hovnanian," "us," "we," "our" or "Company" are to Hovnanian Enterprises, Inc., a Delaware corporation, together with its consolidated subsidiaries.

INDUSTRY AND MARKET DATA

        We obtained the market and competitive position data used throughout the prospectus supplement and the documents incorporated by reference in this prospectus supplement from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to:

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  Changes in general and local economic and industry and business conditions;

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  Adverse weather conditions and natural disasters;

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  Changes in market conditions and seasonality of the Company's business;

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  Changes in home prices and sales activity in the markets where the Company builds homes;

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  Government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment;

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  Fluctuations in interest rates and the availability of mortgage financing;

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  Shortages in, and price fluctuations of, raw materials and labor;

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  The availability and cost of suitable land and improved lots;

ii

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  Levels of competition;

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  Availability of financing to the Company;

  •
  Utility shortages and outages or rate fluctuations;

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  Levels of indebtedness and restrictions on the Company's operations and activities imposed by the agreements governing the Company's outstanding indebtedness;

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  Operations through joint ventures with third parties;

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  Product liability litigation and warranty claims;

  •
  Successful identification and integration of acquisitions;

  •
  Significant influence of the Company's controlling stockholders;

  •
  Geopolitical risks, terrorist acts and other acts of war; and

  •
  other factors are described in detail in our Form 10-K for the year ended October 31, 2007 and in this prospectus supplement under "Risk Factors".

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

iii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary contains information about Hovnanian and the offering of the Class A Common Stock. It does not contain all of the information that may be important to you in making a decision to purchase the Class A Common Stock. For a more complete understanding of Hovnanian and the offering of the Class A Common Stock, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the "Risk Factors" sections and our financial statements and the notes to those statements incorporated by reference herein.

The Company

        We design, construct, market and sell single-family detached homes, attached townhomes and condominiums, mid-rise and high-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation's largest builders of residential homes. Founded in 1959 by Kevork Hovnanian, Hovnanian Enterprises, Inc. was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company and including unconsolidated joint ventures, we have delivered in excess of 272,000 homes, including 3,759 homes in the three months ended January 31, 2008. The Company consists of two distinct operations: homebuilding and financial services. Our homebuilding operations consist of six segments: Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Our financial services operations provide mortgage loans and title services to the customers of our homebuilding operations.

        We are currently, excluding unconsolidated joint ventures, offering homes for sale in 404 communities in 47 markets in 19 states throughout the United States. We market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers and empty nesters. We offer a variety of home styles at base prices ranging from $36,000 (low income housing) to $3,000,000 with an average sales price, including options, of $338,000 nationwide in fiscal 2007.

        Our operations span all significant aspects of the home-buying process—from design, construction and sale, to mortgage origination and title services.

        The following is a summary of our growth history:

        1959—Founded by Kevork Hovnanian as a New Jersey homebuilder.

        1983—Completed initial public offering.

        1986—Entered the North Carolina market through the investment in New Fortis Homes.

        1992—Entered the greater Washington, D.C. market.

        1994—Entered the Coastal Southern California market.

        1998—Expanded in the greater Washington, D.C. market through the acquisition of P.C. Homes.

        1999—Entered the Dallas, Texas market through our acquisition of Goodman Homes. Further diversified and strengthened our position as New Jersey's largest homebuilder through the acquisition of Matzel & Mumford.

        2001—Continued expansion in the greater Washington, D.C. and North Carolina markets through the acquisition of Washington Homes. This acquisition further strengthened our operations in each of these markets.

        2002—Entered the Central Valley market in Northern California and Inland Empire region of Southern California through the acquisition of Forecast Homes.

        2003—Expanded operations in Texas and entered the Houston market through the acquisition of Parkside Homes and Brighton Homes. Entered the greater Ohio market through our acquisition of Summit Homes and entered the greater metro Phoenix market through our acquisition of Great Western Homes.

        2004—Entered the greater Tampa, Florida market through the acquisition of Windward Homes, and started operations in the Minneapolis/St. Paul, Minnesota market.

        2005—Entered the Orlando, Florida market through our acquisition of Cambridge Homes and entered the greater Chicago, Illinois market and expanded our position in Florida and Minnesota through the acquisition of the operations of Town & Country Homes, which occurred concurrently with our entering into a joint venture with affiliates of Blackstone Real Estate Advisors to own and develop Town & Country's existing residential communities. We also entered the Fort Myers, Florida market through the acquisition of First Home Builders of Florida, and the Cleveland, Ohio market through the acquisition of Oster Homes.

        2006—Entered the coastal markets of South Carolina and Georgia through the acquisition of Craftbuilt Homes.

        Hovnanian markets and builds homes that are constructed in 32 of the nation's top 75 housing markets. We segregate our homebuilding operations geographically into the following six segments:

        Northeast: New Jersey, New York, Pennsylvania

        Mid-Atlantic: Delaware, Maryland, Virginia, West Virginia, Washington, D.C.

        Midwest: Illinois, Kentucky, Michigan, Minnesota, Ohio

        Southeast: Florida, Georgia, North Carolina, South Carolina

        Southwest: Arizona, Texas

        West: California

        We employed approximately 4,318 full-time employees (which we refer to as associates) as of October 31, 2007.

        Our corporate offices are located at 110 West Front Street, P. O. Box 500, Red Bank, New Jersey 07701, our telephone number is (732) 747-7800, and our Internet website address is www.khov.com. Information on our website is not a part of, or incorporated by reference in, this prospectus.

Current Industry Conditions

        The U.S. homebuilding industry continues to be challenged by the difficult homebuilding market downturn. Based on U. S. Census Bureau data, single family home starts in the United States dropped to their lowest level since 1991 with a seasonally adjusted annual rate of fewer than 700,000 units in March 2008, a 63% decrease from their annualized peak in January 2006. Although inventory of new homes available for sale at March 31, 2008 continued to be below 500,000 units, this balance still represented an 11 months' supply based on the last twelve months' sales. Demand for homes continues to be low due to the lack of consumer confidence and the reduced availability of mortgage financing as a result of more stringent underwriting standards and a weakening of credit markets. Based on research conducted by Inside Mortgage Finance Publications, total mortgages originated in 2007 decreased approximately 18% from 2006, with decreases ranging from 30-70% for Alt A, subprime and ARM originations for the same time period.

        For us, as well as for the industry as a whole, excess new and existing home supply, including those homes available as a result of increased foreclosure activity, has led to increased competition and margin compression. We believe that many potential home buyers are and will continue to defer purchasing decisions until they believe home prices have reached a cyclical bottom. Competitive pricing and tight mortgage financing has made it difficult for buyers to sell their existing homes, resulting in high cancellation rates and lower net orders. These conditions have increased competitive pressures in the industry, leading homebuilders to offer additional incentives and discounts, which has harmed the industry's performance.

Preliminary Financial Results

        On May 5, 2008, we announced preliminary results for the quarter ended April 30, 2008.

        In the quarter, we delivered 2,494 homes, a decrease of 21% from the second quarter a year ago, excluding home deliveries from unconsolidated joint ventures in both periods. We had net contracts for 2,226 homes, a decrease of 29% from last year's second quarter, excluding net contracts from unconsolidated joint ventures in both periods. Including joint ventures, net contracts declined by 27% from last year's second quarter. Cancellation rates for the second quarter showed an improvement compared to last year's second quarter and also improved from the most recent quarter. For the fiscal 2008 second quarter, cancellations amounted to 29% of gross contracts, compared to a cancellation rate of 38% for the first quarter of 2008 and 32% for the second quarter of 2007. Contract backlog, as of April 30, 2008, excluding unconsolidated joint ventures, was 3,577 homes, a decrease of 54% from the same quarter a year ago. Excluding backlog from our Fort Myers-Cape Coral operations in both periods, backlog decreased by 41%.

        As a result of continued deterioration in sales pace, pricing and gross margin since the end of our first quarter, we expect to incur $225 million to $275 million of non-cash pretax charges related to land impairments and write-offs of predevelopment costs and land deposits in the second quarter.

        These results are preliminary and we are still completing our review of financial results for the quarter ended April 30, 2008.

The Offering

        The following summary is not intended to be complete. For a more detailed description of our Class A Common Stock, see "Description of Capital Stock" in the accompanying prospectus.

Class A Common Stock offered by us	14,000,000 shares(1)
Class A Common Stock outstanding after this offering	62,018,721 shares(2)
Class B Common Stock outstanding	14,645,602 shares(3)
Voting rights	Each share of Class A Common Stock entitles its holder to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share.
Use of proceeds	We expect to use the net proceeds from the offering for general corporate purposes
Risk Factors	See "Risk Factors" beginning on page S-7 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in shares of our Class A Common Stock.
New York Stock Exchange Symbol	HOV

(1)
Does not include the exercise of the underwriters' over-allotment option.

(2)
The number of shares of Class A Common Stock outstanding after the offering is based upon 48,018,721 shares outstanding as of April 30, 2008 and excludes up to 5,935,455 shares of Class A Common Stock issuable upon the exercise of options outstanding of which 2,825,322 options are immediately exercisable at a weighted average price of $15.62 and up to 720,695 shares of Class A Common Stock that will become unrestricted shares upon vesting.

(3)
Outstanding as of April 30, 2008. There is no established public trading market for our Class B Common Stock and in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

Summary Financial Information

        The following table presents summary historical consolidated financial and other data of Hovnanian Enterprises, Inc. and subsidiaries as of and for the years ended October 31, 2007, 2006 and 2005 and the three months ended January 31, 2008 and 2007. The consolidated financial and other data for the years ended October 31, 2007, 2006 and 2005 have been derived from Hovnanian Enterprises, Inc.'s audited consolidated financial statements and the consolidated financial and other data for the three months ended January 31, 2008 and 2007 have been derived from Hovnanian Enterprises, Inc.'s unaudited consolidated financial statements. Operating results for the three months ended January 31, 2008 are not necessarily indicative of the results that may be expected for the entire year ending October 31, 2008. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained and incorporated by reference herein and our consolidated financial statements and related notes contained or incorporated by reference herein.

	Year Ended			Three Months Ended
Summary Consolidated Income Statement and Other Data (In Thousands, Except Per Share Data)	October 31, 2007	October 31, 2006	October 31, 2005	January 31, 2008	January 31, 2007
Revenues	$4,798,921	$6,148,235	$5,348,417	$1,093,701	$1,165,801
Inventory impairment loss and land option write-offs	$457,773	$336,204	$5,360	$90,168	$41,474
(Loss) income from unconsolidated joint ventures	$(28,223)	$15,385	$35,039	$(5,039)	$1,965
Pre-tax (loss) income excluding land related charges and intangible impairments(1)	$(20,887)	$581,360	$785,945	$(74,619)	$26,342
(Loss) income before income taxes	$(646,966)	$233,106	$780,585	$(168,794)	$(66,629)
State and Federal income tax (benefit) provision	(19,847)	83,573	308,738	(37,851)	(12,021)

Net (loss) income	(627,119)	149,533	471,847	(130,943)	(54,608)
Less: preferred stock dividends	10,674	10,675	2,758	—	2,669

Net (loss) income available to common stockholders	$(637,793)	$138,858	$469,089	$(130,943)	$(57,277)

Per share data:
Basic:
(Loss) income per common share	$(10.11)	$2.21	$7.51	$(2.07)	$(0.91)
Weighted average number of common shares outstanding	63,079	62,822	62,490	63,358	62,904
Assuming dilution:
(Loss) income per common share	$(10.11)	$2.14	$7.16	$(2.07)	$(0.91)
Weighted average number of common shares outstanding	63,079	64,838	65,549	63,358	62,904

(1)
Pre-tax (loss) income excluding land related charges and intangible impairments is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP). The most directly comparable GAAP financial measure is (loss) income before income taxes. The reconciliation of pre-tax (loss) income excluding land related charges and intangible impairments to (loss) income before income taxes is presented below. Pre-tax (loss) income excluding land related charges and intangible impairments should be considered in addition to, but not as a substitute for, (loss) income before income taxes, net (loss) income and other measures of financial performance prepared in accordance with GAAP that are presented on the financial statements and notes incorporated by reference herein. Additionally, our calculation of pre-tax (loss) income excluding land related charges and intangible impairments may be different than the calculation used by other companies, and, therefore, comparability may be affected. Management believes pre-tax (loss) income excluding land related charges to be relevant and useful information because it provides a better metric for our operating performance.

  Reconciliation of pre-tax (loss) income excluding land related charges and intangible impairments to (loss) income before income taxes (in thousands):

	Year Ended			Three Months Ended
	October 31, 2007	October 31, 2006	October 31, 2005	January 31, 2008	January 31, 2007
(Loss) income before income taxes	$(646,966)	$233,106	$780,585	$(168,794)	$(66,629)
Inventory impairment loss and land option write-offs	$457,773	$336,204	$5,360	$90,168	$41,474
Intangible impairments	$135,206	$4,241	$—	$—	$51,497
Unconsolidated joint venture intangible and land related charges	$33,100	$7,809	$—	$4,007	$—

Pre-tax (loss) income excluding land related charges and intangible impairments	$(20,887)	$581,360	$785,945	$(74,619)	$26,342

Summary Consolidated Balance Sheet Data (In Thousands)	October 31, 2007	October 31, 2006	October 31, 2005	January 31, 2008	January 31, 2007
Total assets	$4,540,548	$5,480,035	$4,726,138	$4,325,066	$5,300,848
Mortgages, term loans, revolving credit agreements, and notes payable	$410,298	$319,943	$271,868	$454,764	$438,354
Senior notes and senior subordinated notes	$1,910,600	$2,049,778	$1,498,739	$1,910,714	$2,050,053
Stockholders' equity	$1,321,803	$1,942,163	$1,791,357	$1,184,746	$1,879,821

        Important indicators of our future results are recently signed contracts and home contract backlog for future deliveries. Our sales contracts and homes in contract backlog, which primarily use base sales prices by segment, are set forth below:

	Net Contracts(1) for the Three Months Ended January 31,		Contract Backlog as of January 31,
	2008	2007	2008	2007
	(Dollars in Thousands)
Northeast:
Dollars	$83,416	$175,048	$431,517	$564,067
Homes	198	386	859	1,144
Mid-Atlantic:
Dollars	$73,424	$192,639	$308,344	$534,211
Home	201	431	657	1,095
Midwest:
Dollars	$18,737	$55,945	$126,937	$137,355
Homes	102	254	650	726
Southeast:
Dollars	$42,423	$40,021	$195,367	$895,371
Homes	155	144	677	3,143
Southwest:
Dollars	$124,385	$166,202	$136,931	$219,183
Homes	545	731	605	943
West:
Dollars	$115,405	$274,853	$149,539	$338,617
Homes	310	624	397	749
Consolidated total:
Dollars	$457,790	$904,708	$1,348,635	$2,688,804
Homes	1,511	2,570	3,845	7,800
Unconsolidated joint ventures:
Dollars	$52,747	$(2,170)	$187,417	$410,104
Homes	108	43	380	884
Totals:
Dollars	$510,537	$902,538	$1,536,052	$3,098,908
Homes	1,619	2,613	4,225	8,684

(1)
Net contracts are defined as new contracts during the period for the purchase of homes, less cancellations of prior contracts.

RISK FACTORS

        An investment in our Class A Common Stock involves a high degree of risk. Before making a decision to invest in the Class A Common Stock, you should carefully consider the following:

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  the risk factors described below and those contained in the documents incorporated by reference in this prospectus supplement; and

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  the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Risks Related to the Class A Common Stock

We do not expect to pay dividends to holders of our Class A Common Stock.

        We have not paid any dividends on our Class A Common Stock to date and do not anticipate declaring any dividends on our Class A Common Stock in the foreseeable future. Other than the payment of dividends on our Series A Preferred Stock, our board of directors presently intends to retain all earnings, if any, for use in our business operations.

Future sales of substantial amounts of our Class A Common Stock could affect the market price of our Class A Common Stock.

        Future sales of substantial amounts of our Class A Common Stock, or securities convertible or exchangeable into shares of our Class A Common Stock, into the public market, including shares of Class A Common Stock issued upon exercise of options or warrants or conversion of the Series A Preferred Stock, or perceptions that those sales and/or conversions could occur, could adversely affect the prevailing market price of our Class A Common Stock and our ability to raise capital in the future.

Our issuance of additional Class A Common Stock or Preferred Stock may cause our Class A Common Stock price to decline, which may negatively impact your investment.

        Issuances of substantial numbers of additional shares of our Class A Common Stock or Preferred Stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for our Class A Common Stock to decline, which may negatively impact your investment. In addition, our board of directors is authorized to issue additional series of shares of Preferred Stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of Preferred Stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Class A Common Stock or our Series A Preferred Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative Preferred Stock in the future that has preference over our Class A Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue Preferred Stock with voting rights that dilute the voting power of our Class A Common Stock, the market price of our Class A Common Stock could decrease.

Our stock price has been and could remain volatile.

        The market price for our Class A Common Stock has been and may continue to be volatile. As the price of our Class A Common Stock on the New York Stock Exchange constantly changes, it is impossible to predict whether the price of our Class A Common Stock will rise or fall. Trading prices of our Class A Common Stock will be influenced by our financial conditions, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in our industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of Class A Common Stock by us in the market, or the perception that such sales could occur, could affect the price of shares of our Class A Common Stock.

Our controlling stockholders are able to exercise significant influence over us.

        Kevork S. Hovnanian, the Chairman of our Board of Directors, and Ara K. Hovnanian, our President and Chief Executive Officer, have voting control, through personal holdings and family-owned entities, of Class A and Class B common stock that enables them to cast approximately 76.8% of the votes that may be cast by the holders of our outstanding Class A and Class B common stock combined. Their combined stock ownership enables them to exert significant control over us, including power to control the election of our Board of Directors and to approve matters presented to our stockholders. This concentration of ownership may also make some transactions, including mergers or other changes in control, more difficult or impossible without their support. Also, because of their combined voting power, circumstances may occur in which their interests could be in conflict with the interests of other stakeholders.

Our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

        Based on recent impairments and our current financial performance, we expect to generate net operating loss carryforwards for the year ending October 31, 2008, and possibly future years.

        Section 382 of the Internal Revenue Code contains rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its common stock over a three-year period, to utilize its net operating loss carryforwards in years after the ownership change. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the common stock of a company or any change in ownership arising from a new issuance of stock by the company.

        If we undergo an ownership change for purposes of Section 382 as a result of future transactions involving our common stock, including purchases or sales of stock between 5% shareholders, our ability to use our net operating loss carryforwards would be subject to the limitations of Section 382. As a result, a significant portion of our net operating loss carryforwards could expire before we would be able to use them. Our inability to utilize our net operating loss carryforwards could have a negative impact on our financial position and results of operations.

Risks Related to Our Business

The homebuilding industry is significantly affected by changes in general and local economic conditions, real estate markets and weather conditions, which could affect our ability to build homes at prices our customers are willing or able to pay, could reduce profits that may not be recaptured and could result in cancellation of sales contracts.

        The homebuilding industry is cyclical, has from time to time experienced significant difficulties and is significantly affected by changes in general and local economic conditions such as:

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  employment levels and job growth;

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  availability of financing for home buyers;

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  interest rates;

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  foreclosure rates;

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  inflation;

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  adverse changes in tax laws;

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  consumer confidence;

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  housing demand; and

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  population growth.

        Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the local homebuilding business. Our business in Florida was adversely affected in late 2005 and into 2006 due to the impact of Hurricane Wilma on materials and labor availability and pricing.

        The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to twelve months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

The homebuilding industry is undergoing a significant and sustained downturn which has, and could continue to, materially and adversely affect our business, liquidity and results of operations.

        The homebuilding industry is now experiencing a significant and sustained downturn. An industry-wide softening of demand for new homes has resulted from a lack of consumer confidence, decreased housing affordability, decreased availability of mortgage financing, and large supplies of resale and new home inventories. In addition, an oversupply of alternatives to new homes, such as rental properties and resale homes, has depressed prices and reduced margins for the sale of new homes. Industry conditions had a material adverse effect on our business and results of operations during fiscal year 2007 and are continuing to materially adversely affect our business and results of operations in fiscal 2008. For example, we are continuing to experience slower sales, reductions in our margins and higher cancellations which impact most of our markets. Further, we substantially increased our inventory in recent years, which required significant cash outlays and which has increased our price and margin exposure as we continue to work through this inventory. Continuation of this downturn would continue to have a material adverse effect on our business, liquidity and results of operations.

Leverage places burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate and may adversely affect our financial condition.

        We have a significant amount of debt:

  •
  our debt, as of January 31, 2008, including the debt of the subsidiaries that guarantee our debt, was $2,272.2 million ($2,267.9 million net of discount);

  •
  as of January 31, 2008, under the terms of our amended and restated $1.2 billion revolving credit facility, we had approximately $605.9 million of borrowings available (net of approximately $269.1 million in letters of credit outstanding under the facility) under the facility, subject to borrowing conditions, including a borrowing base and covenants. On March 7, 2008, we entered into a new amended and restated secured revolving credit agreement, which reduced the revolving credit line from $1.2 billion to $900 million. As of April 30, 2008, we had approximately $355.5 million of borrowings available (net of approximately $219.5 million in letters of credit outstanding under the facility); and

  •
  our debt service payments for the 12-month period ended January 31, 2008, which include interest incurred and mandatory principal payments on our corporate debt under the terms of our indentures (but which do not include principal and interest on non-recourse secured debt and debt of our financial subsidiaries), were $325.4 million ($140.3 million of which relates to principal payments on our 10 1/2% Senior Notes due 2007).

        In addition, we have substantial contractual commitments and contingent obligations, including $269.1 million of performance letters of credit and $802.0 million of performance bonds as of January 31, 2008.

        Our significant amount of debt could have important consequences. For example, it could:

  •
  limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt and reduce our ability to use our cash flow for other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business;

  •
  place us at a competitive disadvantage because we have more debt than some of our competitors; and

  •
  make us more vulnerable to downturns in our business and general economic conditions.

        Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by customer sentiment and financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility may bear interest at floating rates. A higher interest rate on our debt service obligations could result in lower earnings.

        Our business may not generate sufficient cash flow from operations, and borrowings may not be available to us under our revolving credit facility or otherwise in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

Restrictive covenants in our debt instruments may restrict our ability to operate and if our financial performance worsens, we may not be able to maintain compliance with the financial covenants of our debt instruments.

        The indentures governing our outstanding debt securities and our secured revolving credit facility impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, sales of assets, cash distributions, including paying dividends on common and preferred stock, capital stock repurchases, and investments by us and certain of our subsidiaries and require compliance with certain financial covenants contained in those debt instruments.

        The financial covenants in our secured revolving credit facility include a minimum net worth requirement, a maximum leverage ratio, a minimum fixed charge coverage ratio, limits on inventory and a borrowing base covenant. Our level of home deliveries, amount of impairments and other financial performance factors are negatively impacting the net worth, leverage, fixed charge coverage, limits on inventory and borrowing base covenants. As of October 31, 2007, we were not in compliance with the consolidated tangible net worth and leverage ratio covenants under our revolving credit facility and, as a result, on December 17, 2007, we obtained a waiver of compliance under these covenants and the revolving credit commitments were reduced to $1.2 billion. As of January 31, 2008, we were again not in compliance with these covenants and were also not in compliance with the fixed charge coverage ratio covenant and obtained another waiver in January 2008. To address these and other issues, we entered into a new amended and restated secured revolving credit facility on March 7, 2008. The amendment reduced the revolving credit line from $1.2 billion to $900 million and provided for a security interest in certain assets of the Company and its subsidiaries as collateral for obligations thereunder. The financial covenants in our secured revolving credit facility, which are discussed above, are less restrictive than those under the facility it replaced. However, there can be no assurance that the Company will not violate these or other covenants under our secured revolving credit facility in the future or that the amount available under our current revolving credit line would not be further reduced. Under certain circumstances, we could lose a portion of the availability under our secured revolving credit facility, for example, if our consolidated tangible net worth falls below a certain threshold, which could occur if current market conditions persist or deteriorate. In addition, as a result of the restrictions in our indentures, which would require our fixed charge coverage ratio to be at least 2.0 to 1.0, we will be restricted from paying dividends on our Series A Preferred Stock during fiscal 2008 and, if current market trends continue or worsen, we anticipate that we will continue to be restricted from paying dividends into fiscal 2009.

        If we fail to comply with any of the restrictions or covenants of our debt instruments, and are unable to amend the instrument or obtain a waiver, or make timely payments on this debt and other material indebtedness, we could be precluded from incurring additional borrowings under our revolving credit facility and the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity. In such a situation, there can be no assurance that we would be able to obtain alternative financing. In addition, if we are in default of these agreements, we may be prohibited from drawing additional funds under the revolving credit facility, which could impair our ability to maintain sufficient working capital. Either situation could have a material adverse effect on the solvency of the Company.

The terms of our indentures allow us to incur additional indebtedness.

        Under the terms of our indebtedness under our existing indentures, we have the ability, subject to our debt covenants, to incur additional amounts of debt. The incurrence of additional indebtedness could magnify the risks described above.

We could be adversely affected by a negative change in our credit rating.

        Our ability to access capital on favorable terms is a key factor in continuing to grow our business and operations in a profitable manner. Recently, Moody's and S&P have lowered our credit ratings, which may make it more difficult and costly for us to access capital. A further downgrade by any of the principal credit agencies may exacerbate these difficulties.

Our business is seasonal in nature and our quarterly operating results can fluctuate.

        Our quarterly operating results generally fluctuate by season. Historically, a large percentage of our agreements of sale have been entered into in the winter and spring. The construction of a customer's home typically begins after signing the agreement of sale and can take 12 months or more to complete. Weather-related problems, typically in the late winter and early spring, can delay starts or closings and increase costs and thus reduce profitability. In addition, delays in opening communities could have an adverse impact on our sales and revenues. Due to these factors, our quarterly operating results may continue to fluctuate.

Our success depends on the availability of suitable undeveloped land and improved lots at acceptable prices.

        Our success in developing land and in building and selling homes depends in part upon the continued availability of suitable undeveloped land and improved lots at acceptable prices. The availability of undeveloped land and improved lots for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding on land and lots and restrictive governmental regulation. Should suitable land opportunities become less available, the number of homes we may be able to build and sell would be reduced, which would reduce revenue and profits.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

        The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected depending on our ability to raise sales prices.

Changes in economic and market conditions could result in the sale of homes at a loss or holding land in inventory longer than planned, the cost of which can be significant.

        Land inventory risk can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. In the case of land options, we could choose not to exercise them, in which case we would write off the value of these options. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market. For example, during 2007 and 2006 we decided not to exercise many option contracts and walked away from land option deposits and predevelopment costs, which resulted in land option write-offs of $126.0 million and $159.1 million, respectively. Also, in 2007 and 2006, as a result of the slowing market, we recorded inventory impairment losses on owned property of $331.8 million and $177.1 million, respectively. For the quarter ended January 31, 2008, we recorded inventory impairment losses on owned property of $73.8 million and we also recorded $16.3 million of land option write-offs.

Home prices and sales activities in the California, New Jersey, Texas, North Carolina, Virginia, Maryland, Florida and Arizona markets have a large impact on our profitability because we conduct a significant portion of our business in these markets.

        We presently conduct a significant portion of our business in the California, New Jersey, Texas, North Carolina, Virginia, Maryland, Florida and Arizona markets. Home prices and sales activities in these markets, and in most of the other markets in which we operate, have declined from time to time, particularly as a result of slow economic growth. In particular, California, Florida, New Jersey, Virginia and Maryland have continued to slow since the end of 2006. Furthermore, precarious economic and budget situations at the state government level may adversely affect the market for our homes in those affected areas. If home prices and sales activity decline in one or more of the markets in which we operate, our costs may not decline at all or at the same rate and profits may be reduced.

Because almost all of our customers require mortgage financing, increases in interest rates or the availability of mortgage financing could impair the affordability of our homes, lower demand for our products, limit our marketing effectiveness, and limit our ability to fully realize our backlog.

        Virtually all of our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could lower demand for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could prevent or limit our ability to attract new customers as well as our ability to fully realize our backlog because our sales contracts generally include a financing contingency. Financing contingencies permit the customer to cancel his obligation in the event mortgage financing at prevailing interest rates, including financing arranged or provided by us, is unobtainable within the period specified in the contract. This contingency period is typically four to eight weeks following the date of execution.

        Over the last several quarters, many lenders have significantly tightened their underwriting standards, and many subprime and other alternative mortgage products are no longer being made available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results.

        In addition, we believe that the availability of FNMA, FHLMC, FHA and VA mortgage financing is an important factor in marketing many of our homes. Any limitations or restrictions on the availability of those types of financing could reduce our sales.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest. These investments involve risks and are highly illiquid.

        We currently operate through a number of unconsolidated homebuilding and land development joint ventures with independent third parties in which we do not have a controlling interest. At January 31, 2008, we had invested an aggregate of $162.1 million in these joint ventures, which had borrowings outstanding of approximately $342.3 million. In addition, as part of our strategy, we intend to continue to evaluate additional joint venture opportunities.

        These investments involve risks and are highly illiquid. There are a limited number of sources willing to provide acquisition, development and construction financing to land development and homebuilding joint ventures, and as the use of joint venture arrangements by us and our competitors increases and as market conditions become more challenging, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms. In addition, we lack a controlling interest in these joint ventures and therefore are usually unable to require that our joint ventures sell assets or return invested capital, make additional capital contributions or take any other action without the vote of at least one of our venture partners. Therefore, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

Homebuilders are subject to a number of federal, local, state and foreign laws and regulations concerning the development of land, the home building, sales and customer financing processes and protection of the environment, which can cause us to incur delays and costs associated with compliance and which can prohibit or restrict our activity in some regions or areas.

        We are subject to extensive and complex regulations that affect the development and home building, sales and customer financing processes, including zoning, density, building standards and mortgage financing. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding. In addition, some state and local governments in markets where we operate have approved, and others may approve, slow growth or no growth initiatives that could negatively impact the availability of land and building opportunities within those areas. Approval of these initiatives could adversely affect our ability to build and sell homes in the affected markets and/or could require the satisfaction of additional administrative and regulatory requirements, which could result in slowing the progress or increasing the costs of our homebuilding operations in these markets. Any such delays or costs could have a negative effect on our future revenues and earnings.

        We also are subject to a variety of local, state, federal and foreign laws and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former uses of the site. These environmental laws may result in delays, may cause us to incur substantial compliance, remediation, and/or other costs, and can prohibit or severely restrict development and homebuilding activity in certain environmentally sensitive regions or areas.

        For example, during 2005, we received requests for information from the Environmental Protection Agency (the "EPA") pursuant to provisions of the Clean Water Act. These requests sought information concerning storm water discharge practices in connection with completed, ongoing and planned homebuilding projects in the states and district that comprise EPA Region 3. We provided the EPA with information in response to its requests. The Department of Justice ("DOJ") subsequently also has become involved in the review of our storm water discharge practices and enforcement with respect to them. In April 2008, we received a letter from Region 5 of the EPA after its inspection of a residential development site of ours in Illinois, alleging that we had violated our storm water discharge permit for the site and requesting information from us relating to the allegations. We cannot predict the outcome of the review of these practices or estimate the costs that may be involved in resolving the matter. To the extent that the EPA or the DOJ asserts violations of regulatory requirements and request injunctive relief or penalties, we will defend and attempt to resolve such asserted violations.

        It can be anticipated that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules and regulations and their interpretation and application.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

        As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. Such claims are common in the homebuilding industry and can be costly. In addition, the amount and scope of coverage offered by insurance companies is currently limited and this coverage may be further restricted and become more costly. If we are not able to obtain adequate insurance against such claims, we may experience losses that could hurt our financial results. Our financial results could also be adversely affected if we were to experience an unusually high number of claims or unusually severe claims.

We compete on several levels with homebuilders that may have greater sales and financial resources, which could hurt future earnings.

        We compete not only for home buyers but also for desirable properties, financing, raw materials and skilled labor often within larger subdivisions designed, planned and developed by other homebuilders. Our competitors include other local, regional and national homebuilders, some of which have greater sales and financial resources.

        The competitive conditions in the homebuilding industry together with current market conditions have, and could continue to, result in:

  •
  difficulty in acquiring suitable land at acceptable prices;

  •
  increased selling incentives;

  •
  lower sales; or

  •
  delays in construction.

        Any of these problems could increase costs and/or lower profit margins.

We may have difficulty in obtaining the additional financing required to operate and develop our business.

        Our operations require significant amounts of cash, and we may be required to seek additional capital, whether from sales of equity or borrowing additional money, for the future growth and development of our business. The terms or availability of additional capital is uncertain. Moreover, the indentures for our outstanding debt securities and our revolving credit facility contain provisions that restrict the debt we may incur and the equity we may issue in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may hinder our future growth and results of operations.

Our future growth may include additional acquisitions of companies that may not be successfully integrated and may not achieve expected benefits.

        Acquisitions of companies have contributed to our growth and are a component of our growth strategy. In March 2005, we acquired Cambridge Homes and Town & Country Homes; in August 2005, we acquired Oster Homes and First Home Builders of Florida and in April 2006, we acquired Craftbuilt Homes. In the future, we may acquire other businesses, some of which may be significant. As a result of acquisitions of companies, we may need to seek additional financing and integrate product lines, dispersed operations and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings as a result of acquisitions. Our failure to successfully identify and manage future acquisitions could harm our operating results.

Utility shortages and outages or rate fluctuations could have an adverse effect on our operations.

        In prior years, the areas in which we operate in California have experienced power shortages, including periods without electrical power, as well as significant fluctuations in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages/outages and utility rate fluctuations continue. Furthermore, power shortages and outages, such as the blackout that occurred in 2003 in the Northeast, and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes. Our operations may be adversely affected if further rate fluctuations and/or power shortages and outages occur in California, the Northeast or in our other markets.

Geopolitical risks and market disruption could adversely affect our operating results and financial condition.

        Geopolitical events, such as the aftermath of the war with Iraq and the continuing involvement in Iraq, may have a substantial impact on the economy and the housing market. The terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 had an impact on our business and the occurrence of similar events in the future cannot be ruled out. The war and the continuing involvement in Iraq, terrorism and related geopolitical risks have created many economic and political uncertainties, some of which may have additional material adverse effects on the U.S. economy, and our customers and, in turn, our results of operations and financial condition.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $157.4 million, or approximately $181.0 million, if the underwriters exercise their over-allotment option in full, at an assumed public offering price of $11.87 per share (the last reported sale price for our Class A Common Stock on the New York Stock Exchange on May 6, 2008).

        We expect to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

        The following table sets forth our capitalization as of January 31, 2008 and on an as adjusted basis to give effect to the sale of Class A Common Stock in this offering at an assumed public offering price of $11.87 per share (the last reported sale price for our Class A Common Stock on The New York Stock Exchange on May 6, 2008), after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and assuming no exercise of the underwriters' over-allotment option. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained and incorporated by reference herein and our financial statements and related notes incorporated by reference herein.

	As of January 31, 2008
	Actual	As Adjusted
	(unaudited) (In thousands)
Homebuilding Cash and Cash Equivalents, Excluding Restricted Cash	$73,048	230,411

Debt(1):
Revolving Credit Facility(2)	$325,000	$325,000
Nonrecourse Land Mortgages	9,417	9,417
Nonrecourse Mortgages Secured by Operating Property	22,803	22,803
8% Senior Notes due 2012	99,559	99,559
6 1/2% Senior Notes due 2014	215,000	215,000
6 3/8% Senior Notes due 2014	150,000	150,000
6 1/4% Senior Notes due 2015	200,000	200,000
6 1/4% Senior Notes due 2016	296,155	296,155
7 1/2% Senior Notes due 2016	300,000	300,000
8 5/8% Senior Notes due 2017	250,000	250,000
6% Senior Subordinated Notes due 2010	100,000	100,000
8 7/8% Senior Subordinated Notes due 2012	150,000	150,000
7 3/4% Senior Subordinated Notes due 2013	150,000	150,000

Total Debt	$2,267,934	$2,267,934

Stockholders' Equity:
Preferred Stock, $.01 par value; 100,000 Shares Authorized; 5,600 Shares Issued and Outstanding with a Liquidation Preference of $140,000	$135,299	$135,299
Common Stock, Class A, $.01 par value; 200,000,000 Shares Authorized; 59,550,269 Shares Issued, Actual (Including 11,694,720 Shares Held in Treasury) and 73,550,269 Shares Issued (Including 11,694,720 Shares Held in Treasury), as Adjusted	596	736
Common Stock, Class B, $.01 par value (Convertible to Class A at Time of Sale); 30,000,000 Shares Authorized; 15,338,810 Shares Issued (Including 691,748 Shares Held in Treasury)	153	153
Paid in Capital	279,603	436,826
Retained Earnings	884,352	884,352
Treasury Stock — at Cost	(115,257)	(115,257)

Total Stockholders' Equity	$1,184,746	$1,342,109

Total Capitalization	$3,452,680	$3,610,043

(1)
References to our consolidated debt in this prospectus supplement exclude debt of $97.5 million under our secured master repurchase agreement, a short-term borrowing facility used by our mortgage banking subsidiary.
(2)
On March 7, 2008, we entered into an amended and restated secured revolving credit agreement, which reduced the revolving credit line from $1.2 billion to $900 million. As of April 30, 2008, we had $325.0 million of indebtedness outstanding under the revolving credit facility and $219.5 million of letters of credit.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

        Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "HOV." The following table sets forth the high and low closing sales prices for transactions involving our Class A Common Stock during each fiscal quarter, as reported on the New York Stock Exchange Composite Tape.

	High	Low
2008:
May 1, 2008 through May 6, 2008	11.87	11.67
Quarter ended April 30, 2008	12.41	8.09
Quarter ended January 31, 2008	10.45	4.80
2007:
Quarter ended October 31, 2007	16.22	9.99
Quarter ended July 31, 2007	25.95	13.24
Quarter ended April 30, 2007	36.98	22.85
Quarter ended January 31, 2007	38.01	27.81
2006:
Quarter ended October 31, 2006	32.56	25.04
Quarter ended July 31, 2006	38.78	25.44
Quarter ended April 30, 2006	48.83	39.71
Quarter ended January 31, 2006	54.29	44.23

        On May 6, 2008 the last reported sale price of our Class A Common Stock in the New York Exchange was $11.87 per share. As of April 30, 2008, our Class A Common Stock was held of record by approximately 558 holders and our Class B Common Stock was held of record by approximately 286 holders. There is no established public trading market for our Class B Common Stock and in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

        Certain debt instruments to which we are a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, we are not currently able to pay any cash dividends. We have never paid a cash dividend to common stockholders.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents selected historical consolidated financial and other data of Hovnanian Enterprises, Inc. and subsidiaries as of and for the years ended October 31, 2007, 2006, 2005, 2004 and 2003 and for the three months ended January 31, 2008 and 2007. The consolidated financial and other data for the years ended October 31, 2007, 2006, 2005, 2004 and 2003 have been derived from Hovnanian Enterprises, Inc.'s audited consolidated financial statements and the consolidated financial and other data for the three months ended January 31, 2008 and 2007 have been derived from Hovnanian Enterprises, Inc.'s unaudited financial statements. Operating results for the three months ended January 31, 2008 are not necessarily indicative of the results that may be expected for the entire year ending October 31, 2008. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained and incorporated by reference herein and our consolidated financial statements and related notes contained or incorporated by reference herein.

	Year Ended					Three Months Ended
Summary Consolidated Income Statement and Other Data (In Thousands, Except Per Share Data)	October 31, 2007	October 31, 2006	October 31, 2005	October 31, 2004	October 31, 2003	January 31, 2008	January 31, 2007
Revenues	$4,798,921	$6,148,235	$5,348,417	$4,153,890	$3,201,944	$1,093,701	$1,165,801
Inventory impairment loss and land option write-offs	$457,773	$336,204	$5,360	$6,990	$5,150	$90,168	$41,474
(Loss) income from unconsolidated joint ventures	$(28,223)	$15,385	$35,039	$4,791	$(87)	$(5,039)	$1,965
Pre-tax (loss) income excluding land related charges and intangible impairments(1)	$(20,887)	$581,360	$785,945	$556,762	$416,668	$(74,619)	$26,342
(Loss) income before income taxes	$(646,966)	$233,106	$780,585	$549,772	$411,518	$(168,794)	$(66,629)
State and Federal income tax (benefit) provision	(19,847)	83,573	308,738	201,091	154,138	(37,851)	(12,021)

Net (loss) income	(627,119)	149,533	471,847	348,681	257,380	(130,943)	(54,608)
Less: preferred stock dividends	10,674	10,675	2,758	—	—	—	2,669

Net (loss) income available to common stockholders	$(637,793)	$138,858	$469,089	$348,681	$257,380	$(130,943)	$(57,277)

Per share data:
Basic:
(Loss) income per common share	$(10.11)	$2.21	$7.51	$5.63	$4.16	$(2.07)	$(0.91)
Weighted average number of common shares outstanding	63,079	62,822	62,490	61,892	61,920	63,358	62,904
Assuming dilution:
(Loss) income per common share	$(10.11)	$2.14	$7.16	$5.35	$3.93	$(2.07)	$(0.91)
Weighted average number of common shares outstanding	63,079	64,838	65,549	65,133	65,538	63,358	62,904

(1)
Pre-tax (loss) income excluding land related charges and intangible impairments is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP). The most directly comparable GAAP financial measure is (Loss) income before income taxes. The reconciliation of Pre-tax (loss) income excluding land related charges and intangible impairments to (Loss) income before income taxes is presented below. Pre-tax (loss) income excluding land related charges and intangible impairments should be considered in addition to, but not as a substitute for, (loss) income before income taxes, net (loss) income and other measures of financial performance prepared in accordance with GAAP that are presented on the financial statements and notes incorporated by reference herein. Additionally, our calculation of Pre-tax (loss) income excluding land related charges and intangible impairments may be different than the calculation used by other companies, and, therefore, comparability may be affected. Management believes pre-tax (loss) income excluding land related charges to be relevant and useful information because it provides a better metric for our operating performance.

  Reconciliation of pre-tax (loss) income excluding land related charges and intangible impairments to (loss) income before income taxes (in thousands):

	Year Ended					Three Months Ended
	October 31, 2007	October 31, 2006	October 31, 2005	October 31, 2004	October 31, 2003	January 31, 2008	January 31, 2007
(Loss) income before income taxes	$(646,966)	$233,106	$780,585	$549,772	$411,518	$(168,794)	$(66,629)
Inventory impairment loss and land option write-offs	$457,773	$336,204	$5,360	$6,990	$5,150	$90,168	$41,474
Intangible impairments	$135,206	$4,241	$—	$—	$—	$—	$51,497
Unconsolidated joint venture intangible and land related charges	$33,100	$7,809	$—	$—	$—	$4,007	$—

Pre-tax (loss) income excluding land related charges and intangible impairments	$(20,887)	$581,360	$785,945	$556,762	$416,668	$(74,619)	$26,342

Summary Consolidated Balance Sheet Data (In Thousands)	October 31, 2007	October 31, 2006	October 31, 2005	October 31, 2004	October 31, 2003	January 31, 2008	January 31, 2007
Total assets	$4,540,548	$5,480,035	$4,726,138	$3,156,267	$2,332,371	$4,325,066	$5,300,848
Mortgages, term loans, revolving credit agreements, and notes payable	$410,298	$319,943	$271,868	$354,055	$326,216	$454,764	$438,354
Senior notes and senior subordinated notes	$1,910,600	$2,049,778	$1,498,739	$902,737	$687,166	$1,910,714	$2,050,053
Stockholders' equity	$1,321,803	$1,942,163	$1,791,357	$1,192,394	$819,712	$1,184,746	$1,879,821

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following management's discussion and analysis of our financial condition and results of operations for the quarter ended January 31, 2008 in conjunction with "Selected Historical Financial Data" as well as our management's discussion and analysis of financial condition and results of operations for the year ended October 31, 2007 and our consolidated financial statements and related notes incorporated by reference herein. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus supplement. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

        During the second half of our fiscal year ended October 31, 2006 and continuing through the first quarter of 2008, the U.S. housing market was impacted by a lack of consumer confidence, reduced housing affordability and large supplies of resale and new home inventories and related pricing pressures. The result has been weakened demand for new homes, slower sales, higher cancellation rates, and increased price discounts and other sales incentives to attract homebuyers. Additionally, the availability of certain mortgage financing products became more constrained starting in February 2007 when the mortgage industry began to more closely scrutinize sub-prime, Alt-A, and other non-prime mortgage products. The combination of these homebuilding industry and related mortgage financing developments resulted in significant decreases in our gross margins during fiscal 2007 and the first quarter of fiscal 2008 compared with the same periods in the prior years. Additionally, we incurred total land-related charges of $457.8 million and $90.2 million for the year ended October 31, 2007 and the three months ended January 31, 2008, respectively. These charges resulted from the write-off of deposit and pre-acquisition costs of $126.0 million and $16.3 million, respectively, related to land we no longer plan to pursue and impairments on owned inventory of $331.8 million and $73.8 million, respectively, for the fiscal year ended October 31, 2007 and the three months ended January 31, 2008. In addition to land related charges, the continued weakening of the market resulted in impairments of our intangible assets of $135.2 million during fiscal 2007, the majority of which related to intangibles in our Southeast segment.

        We continue to operate our business with the expectation that difficult market conditions will continue to impact us for at least the near term. We have adjusted our approach to land acquisition and construction practices and continue to shorten our land pipeline, reduce production volumes, and balance home price and profitability with sales pace. We are delaying planned land purchases and renegotiating land prices and have significantly reduced our total number of controlled lots owned and under option. Additionally, we are significantly reducing the number of speculative homes put into production. While we will continue to purchase select land positions where it makes strategic and economic sense to do so, we currently anticipate minimal investment in new land parcels in fiscal 2008. We have also closely evaluated and made reductions in selling, general and administrative expenses, including corporate general and administrative expenses, due in large part to a 46% reduction in head count from our peak in June 2006. Given the persistence of these difficult market conditions, improving the efficiency of our selling, general and administrative expenses will continue to be a significant area of focus. We believe that these measures will help to strengthen our market position and allow us to take advantage of opportunities that will develop in the future.

Critical Accounting Policies

        Management believes that the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

        Business Combinations—When we make an acquisition of another company, we use the purchase method of accounting in accordance with the Statement of Financial Accounting Standards (SFAS) No. 141 "Business Combinations". Under SFAS 141, we record as our cost the estimated fair value of the acquired assets less liabilities assumed. Any difference between the cost of an acquired company and the sum of the fair values of tangible and intangible assets less liabilities is recorded as goodwill. The reported income of an acquired company includes the operations of the acquired company from the date of acquisition.

        Income Recognition from Home and Land Sales—We are primarily engaged in the development, construction, marketing and sale of residential single-family and multi-family homes where the planned construction cycle is less than 12 months. For these homes, in accordance with SFAS No. 66, "Accounting for Sales of Real Estate" ("SFAS 66"), revenue is recognized when title is conveyed to the buyer, adequate initial and continuing investments have been received and there is no continued involvement. In situations where the buyer's financing is originated by our mortgage subsidiary and the buyer has not made an adequate initial or continuing investment as prescribed by SFAS 66, the profit on such sales is deferred until the sale of the related mortgage loan to a third-party investor has been completed.

        Additionally, in certain markets, we sell lots to customers, transferring title, collecting proceeds, and entering into contracts to build homes on these lots. In these cases, we do not recognize the revenue from the lot sale until we deliver the completed home and have no continued involvement related to that home. The cash received on the lot is recorded as a component of inventory until the revenue is recognized.

        Income Recognition from High-Rise/Mid-Rise Projects—We are developing several high-rise/mid-rise buildings that will take more than 12 months to complete. If these buildings qualify, revenues and costs are recognized using the percentage of completion method of accounting in accordance with SFAS 66. Under the percentage of completion method, revenues and costs are to be recognized when construction is beyond the preliminary stage, the buyer is committed to the extent of having a sufficient initial and continuing investment that the buyer cannot require to be refunded except for non-delivery of the home, sufficient homes in the building have been sold to ensure that the property will not be converted to rental property, the sales prices are collectible and the aggregate sales proceeds and the total cost of the building can be reasonably estimated. We currently do not have any buildings that meet these criteria, therefore the revenues from delivering homes in high-rise/mid-rise buildings are recognized when title is conveyed to the buyer, adequate cash payment has been received and there is no continued involvement with respect to that home.

        Income Recognition from Mortgage Loans—Profits and losses relating to the sale of mortgage loans are recognized when legal control passes to the buyer of the mortgage and the sales price is collected.

        Interest Income Recognition for Mortgage Loans Receivable and Recognition of Related Deferred Fees and Costs—Interest income is recognized as earned for each mortgage loan during the period from the loan closing date to the sale date when legal control passes to the buyer and the sale price is collected. All fees related to the origination of mortgage loans and direct loan origination costs are deferred and recorded as either (a) an adjustment to the related mortgage loans upon the closing of a loan or (b) recognized as a deferred asset or deferred revenue while the loan is in process. These fees and costs include loan origination fees, loan discount, and salaries and wages. Such deferred fees and costs relating to the closed loans are recognized over the life of the loans as an adjustment of yield or taken into operations upon sale of the loan to a permanent investor.

        Inventories—Inventories and long-lived assets held for sale are recorded at the lower of cost or fair value less direct costs to sell. Fair value is defined as the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Construction costs are accumulated during the period of construction and charged to cost of sales under specific identification methods. Land, land development, and common facility costs are allocated based on buildable acres to product types within each community, then charged to cost of sales equally based upon the number of homes to be constructed in each product type. For inventories of communities under development, a loss is recorded when events and circumstances indicate impairment and the undiscounted future cash flows generated are less than the related carrying amounts. The impairment loss is the difference between the book value of the individual community and the discounted future cash flows generated from expected revenue of the community, less the associated costs to complete and direct costs to sell, which approximates fair value. For land held for sale, a loss is recorded if the fair value less cost to sell is below the carrying amount. The loss is the difference between the carrying amount and the fair value less the cost to sell. The estimates used in the determination of the estimated cash flows and fair value of a community are based on factors known to us at the time such estimates are made and our expectations of future operations. These estimates of cash flows are significantly impacted by estimates of the amounts and timing of revenues and costs and other factors which, in turn, are impacted by local market economic conditions and the actions of competitors. Should the estimates or expectations used in determining estimated cash flows or fair value decrease or differ from current estimates in the future, we may be required to recognize additional impairments related to current and future communities.

        Insurance Deductible Reserves—For homes delivered in fiscal 2008 and 2007, our deductible is $20 million per occurrence with an aggregate $20 million for liability claims and an aggregate $21.5 million for construction defect claims under our general liability insurance. Our worker's compensation insurance deductible is $0.5 million per occurrence in fiscal 2008 and fiscal 2007. Reserves have been established based upon actuarial analysis of estimated losses for fiscal 2008 and fiscal 2007. We engage a third party actuary that uses our historical warranty data to estimate our unpaid claims, claim adjustment expenses and incurred but not reported claims reserves for the risks that we are assuming under the general liability and workers compensation programs. The estimates include provisions for inflation, claims handling and legal fees. These estimates are subject to a high degree of variability due to uncertainties such as trends in construction defect claims relative to our markets and the types of products we build, claim settlement patterns, insurance industry practices and legal interpretations, among others. Because of the high degree of judgment required in determining these estimated liability amounts, actual future costs could differ significantly from our currently estimated amounts.

        Interest—In accordance with SFAS 34 "Capitalization of Interest Cost", interest incurred is first capitalized to properties under development during the land development and home construction period and expensed along with the associated cost of sales as the related inventories are sold. Interest in excess of interest capitalized or interest incurred on borrowings directly related to properties not under development is expensed immediately in "Other interest".

        Land Options—Costs are capitalized when incurred and either included as part of the purchase price when the land is acquired or charged to operations when we determine we will not exercise the option. In accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 46R ("FIN 46R") "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51, SFAS No. 49 "Accounting for Product Financing Arrangements" ("SFAS 49"), SFAS No. 98 "Accounting for Leases" ("SFAS 98"), and Emerging Issues Task Force ("EITF") No. 97-10 "The Effects of Lessee Involvement in Asset Construction" ("EITF 97-10"), we record on the Condensed Consolidated Balance Sheets specific performance options, options with variable interest entities, and other options under "Consolidated inventory not owned" with the offset in "Liabilities from inventory not owned" and "Minority interest from inventory not owned".

        Unconsolidated Homebuilding and Land Development Joint Ventures—Investments in unconsolidated homebuilding and land development joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses earned by the joint venture upon the delivery of lots or homes to third parties. Our ownership interest in joint ventures varies but is generally less than or equal to 50%. In determining whether or not we must consolidate joint ventures where we are the managing member of the joint venture, we consider the guidance in EITF 04-5 in assessing whether the other partners have specific rights to overcome the presumption of control by us as the manager of the joint venture. In most cases, the presumption is overcome because the joint venture agreements require that both partners agree on establishing the operating and capital decisions of the partnership, including budgets, in the ordinary course of business.

        Intangible Assets—The intangible assets recorded on our balance sheet are goodwill, which has an indefinite life, and definite life intangibles, including trade names, architectural designs, distribution processes, and contractual agreements resulting from our acquisitions. We no longer amortize goodwill, but instead assess it periodically for impairment. We performed such assessments utilizing a fair value approach as of October 31, 2007. We also assess definite life intangibles for impairment whenever events or changes indicate that their carrying amount may not be recoverable. An intangible impairment is recorded when events and circumstances indicate the undiscounted future cash flows generated from the business unit with the intangible asset are less than the net assets of the business unit. The impairment loss is the lesser of the difference between the net assets of the business unit and the discounted future cash flows generated from the applicable business unit, which approximates fair value and the intangible asset balance. The estimates used in the determination of the estimated cash flows and fair value of a business unit are based on factors known to us at the time such estimates are made and our expectations of future operations and economic conditions. Should the estimates or expectations used in determining estimated cash flows or fair value decrease or differ from current estimates in the future, we may be required to recognize additional impairments. However, we only have $3.3 million remaining in intangible assets and $32.7 million remaining in goodwill so any future impairments are limited to these balances. Any intangible impairment charge is included in Intangible amortization on the Condensed Consolidated Statements of Operations. We are amortizing the remaining definite life intangibles over their expected useful lives, ranging from one to four years.

        Post Development Completion and Warranty Costs—In those instances where a development is substantially completed and sold and we have additional construction work to be incurred, an estimated liability is provided to cover the cost of such work. In addition, we accrue warranty costs as part of cost of sales for repair costs under $5,000 per occurrence to homes, community amenities and land development infrastructure. In addition, we accrue for warranty costs over $5,000 per occurrence as part of our general liability insurance deductible expensed as selling, general and administrative costs. As previously stated, the deductible for our general liability insurance for homes delivered in fiscal 2008 and 2007 is $20 million per occurrence with an aggregate $20 million for liability claims, and an aggregate $21.5 million for construction defect claims. Both of these liabilities are recorded in "Accounts payable and other liabilities" in the Condensed Consolidated Balance Sheets.

        Deferred Income Taxes—Deferred income taxes or income tax benefits are provided for temporary differences between amounts recorded for financial reporting and for income tax purposes. If, for some reason, the combination of future years income (or loss) combined with the reversal of the timing differences results in a loss, such losses can be carried back to prior years or carried forward to future years to recover the deferred tax assets. In accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), we evaluate our deferred tax assets quarterly to determine if valuation allowances are required. SFAS 109 requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a "more likely than not" standard. See Total Taxes below under Results of Operations for further discussion of the valuation allowances.

  Recent Accounting Pronouncements

        See Note 16 to our condensed consolidated financial statements incorporated by reference herein.

Capital Resources and Liquidity

        Our operations consist primarily of residential housing development and sales in the Northeast (New Jersey, New York, Pennsylvania), the Midwest (Ohio, Illinois, Kentucky, Michigan, Minnesota), the Mid-Atlantic (Delaware, Maryland, Virginia, West Virginia, Washington D. C.), the Southeast (Florida, Georgia, North Carolina, South Carolina), the Southwest (Arizona, Texas), and the West (California). In addition, we provide financial services to our homebuilding customers.

        Our cash uses during the three months ended January 31, 2008 were for operating expenses, construction, income taxes, and interest. We provided for our cash requirements from housing and land sales, the revolving credit facility, financial service revenues, and other revenues. We believe that these sources of cash are sufficient to finance our working capital requirements and other needs.

        On July 3, 2001, our Board of Directors authorized a stock repurchase program to purchase up to 4 million shares of Class A Common Stock. As of January 31, 2008, 3.4 million shares of Class A Common Stock have been purchased under this program, (See Part II Item 2 for information on equity purchases). On March 5, 2004, our Board of Directors authorized a 2-for-1 stock split in the form of a 100% stock dividend. All share information reflects this stock dividend.

        On July 12, 2005, we issued 5,600 shares of 7.625% Series A Preferred Stock, with a liquidation preference of $25,000. Dividends on the Series A Preferred Stock are not cumulative and are paid at an annual rate of 7.625%. The Series A Preferred Stock is not convertible into the Company's common stock and is redeemable in whole or in part at our option at the liquidation preference of the shares beginning on the fifth anniversary of their issuance. The Series A Preferred Stock is traded as depositary shares, with each depositary share representing 1/1000th of a share of Series A Preferred Stock. The depositary shares are listed on the Nasdaq Global Market under the symbol "HOVNP". In January 2007, we paid $2.7 million of dividends on the Series A Preferred Stock. In January 2008, we did not make any dividend payments as a result of restrictions in indentures governing our Senior and Senior Subordinated Notes.

        On March 7, 2008, we entered into an amended and restated secured revolving credit agreement ("Credit Agreement"), pursuant to which we make our homebuilding bank borrowings. The Credit Agreement amended our prior revolving credit agreement and reduced the revolving credit line from $1.2 billion to $900 million. The maturity of the Credit Agreement remains May 2011. We and each of our significant subsidiaries are guarantors under the Credit Agreement, except for K. Hovnanian Enterprises, Inc. ("K. Hovnanian"), the borrower, various subsidiaries formerly engaged in the issuance of collateralized mortgage obligations, a subsidiary formerly engaged in homebuilding activity in Poland, certain financial services subsidiaries, joint ventures, and certain other subsidiaries, is a. In connection with the recent amendments to the Credit Agreement, K. Hovnanian and each of the guarantors has provided a security interest in their accounts receivables, contracts and ownership interests in K. Hovnanian and the guarantors as collateral for obligations under the Credit Agreement. In addition, under the terms of the Credit Agreement, the guarantors are required to provide mortgages on certain real property of K. Hovnanian and its subsidiaries. Loans under the Credit Agreement bear interest at various rates based on (1) a margin ranging from 0.25% to 1.50% per annum depending on our Adjusted Leverage Ratio (as defined in the Credit Agreement) plus a base rate determined by reference to the higher of (a) PNC Bank, National Association's prime rate and (b) the federal funds rate plus 1/2% , (2) a margin ranging from 2.00% to 3.50% per annum, depending on our Adjusted Leverage Ratio, plus a LIBOR-based rate for a one, two, three, or six month interest period as selected by us or (3) a margin ranging from 2.125% to 3.625% per annum, based on our Adjusted Leverage Ratio, plus an index rate determined by reference to a LIBOR-based rate for one month. In addition, we pay a fee ranging from 0.25% to 0.55% per annum on the unused portion of the revolving credit line depending on our Adjusted Leverage Ratio and the average percentage unused portion of the revolving credit line. Borrowings under the agreement may be used for general corporate purposes. As of January 31, 2008 and October 31, 2007, there was $325.0 million and $206.8 million drawn under our prior revolving credit agreement excluding letters of credit totaling $269.1 million and $306.4 million, respectively. Under the borrowing base limits, as of January 31, 2008, we had an excess of $252.4 million available.

        The Credit Agreement has covenants that restrict, among other things, the ability of Hovnanian and certain of its subsidiaries, including K. Hovnanian, to incur additional indebtedness, pay dividends on common and preferred stock and repurchase capital stock, make other restricted payments, make investments, sell certain assets, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. The Credit Agreement also contains covenants that require us to stay within specified financial ratios, including a net worth requirement, maximum leverage ratio, minimum fixed charge ratio and a borrowing base covenant. The Credit Agreement contains events of default which would permit the lenders to accelerate the loans if not cured within applicable grace periods, including the failure to make timely payments under the Credit Agreement or other material indebtedness, the failure to satisfy covenants and specified events of bankruptcy and insolvency. As of January 31, 2008, we were not in compliance with the Consolidated Tangible Net Worth, Fixed Charge Coverage Ratio and Adjusted Leverage Ratio covenants under the prior revolving credit agreement; however, we obtained waivers of compliance effective January 31, 2008, under these covenants. We are currently in compliance with the covenants and financial ratios under the Credit Agreement. We may also explore alternative or supplementary financing arrangements to the Credit Agreement.

        Our wholly-owned mortgage banking subsidiary originates mortgage loans, primarily from the sale of our homes. Such mortgage loans are sold in the secondary mortgage market with servicing released within a short period of time. Our secured master repurchase agreement (which replaced our amended secured mortgage loan warehouse agreement) with a group of banks, which is a short-term borrowing facility, provides up to $161 million through December 26, 2008. Interest is payable monthly at LIBOR plus 1.10%. The loan is secured by the mortgages held for sale and is repaid when we sell the underlying mortgage loans to permanent investors. We also had a commercial paper facility which provided for up to $200 million through April 25, 2008 with interest payable monthly at LIBOR plus 0.40%. On November 28, 2007 we paid the outstanding balance in full and terminated the commercial paper facility. We believe that we will be able to extend the master repurchase agreement beyond its expiration date or negotiate a replacement facility, but there can be no assurance of such extension or replacement facility. As of January 31, 2008, the aggregate principal amount of all borrowings under the agreement was $97.5 million. The master repurchase agreement requires K. Hovnanian American Mortgage, LLC to satisfy and maintain specified financial ratios and other financial condition tests. As of January 31, 2008, we were in compliance with the covenants of the master repurchase agreement.

        At January 31, 2008, we had $1,515.0 million of outstanding senior notes ($1,510.7 million, net of discount), comprised of $100 million 8% Senior Notes due 2012, $215 million 6 1/2% Senior Notes due 2014, $150 million 6 3/8% Senior Notes due 2014, $200 million 6 1/4% Senior Notes due 2015, $300 million 6 1/4% Senior Notes due 2016, $300 million 7 1/2% Senior Notes due 2016, and $250 million 8 5/8% Senior Notes due 2017. At January 31, 2008, we had $400.0 million of outstanding senior subordinated notes, comprised of $150 million 8 7/8% Senior Subordinated Notes due 2012, $150 million 7 3/4% Senior Subordinated Notes due 2013, and $100 million 6% Senior Subordinated

Notes due 2010. We and each of our wholly owned subsidiaries, except for K. Hovnanian Enterprises, Inc., the issuer of the senior and senior subordinated notes, and various subsidiaries formerly engaged in the issuance of collateralized mortgage obligations, a subsidiary formerly engaged in homebuilding activity in Poland, certain financial services subsidiaries, joint ventures, and certain other subsidiaries, is a guarantor of the senior notes and senior subordinated notes. Under the terms of the indentures governing our debt securities, we have the right to make certain redemptions and depending on market conditions and covenant restrictions, may do so from time to time. We may also make open market purchases from time to time depending on market conditions and covenant restrictions. The indentures governing the senior notes and senior subordinated notes contain restrictive covenants that limit, among other things, the ability of Hovnanian and certain of its subsidiaries, including K. Hovnanian, the issuer of the senior notes and senior subordinated notes, to incur additional indebtedness, pay dividends on common and preferred stock and repurchase capital stock, make other restricted payments, make investments, sell certain assets, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. If our consolidated fixed charge coverage ratio, as defined in the indentures governing our senior notes and senior subordinated notes is less than 2.0 to 1.0, we are restricted from making certain payments, including dividends, and from incurring indebtedness other than certain permitted indebtedness, refinancing indebtedness and non-recourse indebtedness. As a result of this restriction, we are currently restricted from paying dividends on the Series A Preferred Stock and will continue to be restricted during the remainder of fiscal 2008. If current market trends continue or worsen, we anticipate that we will continue to be restricted from paying dividends into fiscal 2009. The restriction on making preferred dividend payments under our bond indentures will not affect our compliance with any of the covenants contained in our Credit Agreement. The indentures also contain events of default which would permit the holders of the senior notes and senior subordinated notes to declare those notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely payments on the notes or other material indebtedness, the failure to satisfy covenants and specified events of bankruptcy and insolvency. As of January 31, 2008, we were in compliance with the covenants of these indentures.

        Total inventory decreased $132.2 million during the three months ended January 31, 2008 of which $73.8 million was attributed to impairments. This decrease excluded the decrease in consolidated inventory not owned of $29.4 million consisting of specific performance options, options with variable interest entities, and other options that were added to our balance sheet in accordance with SFAS 49, SFAS 98, and EITF 97-10, and variable interest entities in accordance with FIN 46R. See "Notes to Condensed Consolidated Financial Statements"—Note 14 for additional information on FIN 46R. Specific performance decreased $2.2 million for the quarter. This was due to the fact that some of the lots previously recorded as a future obligation were taken down during the first three months of 2008. Other options inventory decreased $6.0 million for this period. Other options consist of our GMAC model program and structured lot option agreements. GMAC model inventory decreased $5.4 million as a result of our decision to remove homes from the program, primarily in the Mid-Atlantic. Structured lot option inventory decreased $0.6 million during the three months ended January 31, 2008. This decrease was primarily due to the decision to walk away from a deal in the Northeast and the purchase of some lots under a structured option in the Southeast. This decrease was offset by additional inventory recorded for a deal in the Northeast during the period. Total inventory decreased in the Mid-Atlantic $17.7 million, the Southeast $24.3 million, the Midwest $5.1 million, the Southwest $7.5 million, and the West $81.7 million. These decreases were offset by an increase of $4.1 million in the Northeast. The decreases were primarily the result of deliveries in existing communities and inventory impairments incurred in the quarter. Substantially all homes under construction or completed and included in inventory at January 31, 2008 are expected to be closed during the next twelve months. Most inventory completed or under development is partially financed through our line of credit, preferred stock and senior and senior subordinated indebtedness.

        We usually option property for development prior to acquisition. By optioning property, we are only subject to the loss of the cost of the option and predevelopment costs if we choose not to exercise the option. As a result, our commitment for major land acquisitions is reduced. Inventory impairment losses, which include inventory that has been written-off or written-down, increased $48.7 million for the three months ended January 31, 2008, compared to the same period in the prior year. During the first quarter of fiscal 2008, we incurred $73.8 million in write-downs primarily attributable to significant impairments taken as a result of continued deterioration in our California operations in the West, as well as smaller impairments in our other segments. In addition, we recorded land option write-offs in the amount of $16.3 million.

        The following table summarizes the number of buildable homes included in our total residential real estate.

	Active Communities	Active Communities Homes	Proposed Developable Homes	Grand Total Homes
January 31, 2008:
Northeast	35	5,239	6,809	12,048
Mid-Atlantic	70	6,720	4,782	11,502
Midwest	24	2,851	996	3,847
Southeast	83	6,819	4,262	11,081
Southwest	125	9,548	2,490	12,038
West	67	7,754	1,547	9,301

Consolidated total	404	38,931	20,886	59,817

Unconsolidated joint ventures		3,579	592	4,171

Total including unconsolidated joint ventures		42,510	21,478	63,988

Owned		21,627	5,745	27,372
Optioned		16,588	15,141	31,729

Controlled lots		38,215	20,886	59,101
Construction to permanent financing lots		716		716

Consolidated total		38,931	20,886	59,817
Lots controlled by unconsolidated joint ventures		3,579	592	4,171

Total including unconsolidated joint ventures		42,510	21,478	63,988

	Active Communities	Active Communities Homes	Proposed Developable Homes	Grand Total Homes
October 31, 2007:
Northeast	37	5,497	7,426	12,923
Mid-Atlantic	74	7,169	5,458	12,627
Midwest	31	3,066	996	4,062
Southeast	88	9,087	4,491	13,578
Southwest	129	10,689	3,247	13,936
West	72	8,250	1,547	9,797

Consolidated total	431	43,758	23,165	66,923

Unconsolidated joint ventures		3,734	592	4,326

Total including unconsolidated joint ventures		47,492	23,757	71,249

Owned		22,559	6,121	28,680
Optioned		19,060	17,044	36,104

Controlled lots		41,619	23,165	64,784
Construction to permanent financing lots		2,139		2,139

Consolidated total		43,758	23,165	66,923
Lots controlled by unconsolidated joint ventures		3,734	592	4,326

Total including unconsolidated joint ventures		47,492	23,757	71,249

        The following table summarizes our started unsold homes and models. The decrease in total started unsold homes compared to the prior year end is primarily due to a focused effort to sell inventoried homes during the first quarter. In some instances, this required additional incentives to be given to homebuyers on completed unsold homes.

	January 31, 2008			October 31, 2007
	Started Unsold Homes	Models	Total	Started Unsold Homes	Models	Total
Northeast	252	53	305	301	49	350
Mid-Atlantic	264	5	269	318	3	321
Midwest	103	25	128	125	28	153
Southeast	316	24	340	386	24	410
Southwest	582	93	675	787	91	878
West	381	223	604	473	237	710

Total	1,898	423	2,321	2,390	432	2,822

        Investments in and advances to unconsolidated joint ventures decreased $14.2 million during the three months ended January 31, 2008. This decrease is due to distributions received from the joint ventures and losses incurred by the joint ventures during the three months ended January 31, 2008, offset by increases resulting from income from joint ventures not distributed and additional investment in joint ventures. As of January 31, 2008, we have investments in ten homebuilding joint ventures and nine land development joint ventures. Other than guarantees limited only to completion of development, environmental indemnification and standard indemnification for fraud and misrepresentation including voluntary bankruptcy, we have no other guarantees associated with unconsolidated joint ventures.

        Receivables, deposits, and notes decreased $21.0 million to $88.9 million at January 31, 2008. The decrease was primarily due to the receipts of cash from insurance carriers related to outstanding warranty claims, as well as the return of deposits on land option deals we terminated in fiscal 2007.

        Prepaid expenses and other assets were as follows:

	January 31, 2008	October 31, 2007	Dollar Change
Prepaid insurance	$10,181	$6,769	$3,412
Prepaid project costs	106,768	110,439	(3,671)
Senior residential rental properties	7,584	7,694	(110)
Other prepaids	22,237	20,995	1,242
Other assets	14,052	28,135	(14,083)

Total	$160,822	$174,032	$(13,210)

        Prepaid insurance increased due to a payment of a full year of certain liability insurance premium costs during the first quarter of fiscal 2008. These costs are amortized over the life of the associated insurance policy. Prepaid project costs decreased due to the reduction in the number of active selling communities. Prepaid project costs consist of community specific expenditures that are used over the life of the community. Such prepaids are expensed as homes are delivered. Other assets decreased because there were significant distributions in the first quarter from our executive deferred compensation plan.

        At January 31, 2008 and October 31, 2007, we had $32.7 million of goodwill. This amount resulted from Company acquisitions prior to fiscal 2002.

        Definite life intangibles decreased $0.9 million to $3.3 million at January 31, 2008, as a result of amortization during the three months.

        Income taxes receivable increased $22.2 million in the three months ended January 31, 2008 as a result of temporary differences between book and tax related to the inventory and intangible impairment charges taken, partially offset by an increase in the deferred tax asset valuation allowance of $21.2 million.

        Accounts payable and other liabilities are as follows:

	January 31, 2008	October 31, 2007	Dollar Change
Accounts payable	$214,871	$170,091	$44,780
Reserves	129,681	131,790	(2,109)
Accrued expenses	58,479	97,753	(39,274)
Accrued compensation	22,453	53,767	(31,314)
Other liabilities	30,632	62,021	(31,389)

Total	$456,116	$515,422	$(59,306)

        The increase in accounts payable was primarily due to an increase in our accrual for inventory received but not yet invoiced. The decrease in accrued expenses is due to payments made for land options that were terminated and accrued in the fourth quarter of fiscal 2007. The decrease in accrued compensation was primarily due to the significant distributions in the first quarter from our executive deferred compensation plan as well as payment of our fiscal year 2007 bonuses during the first quarter of 2008. The decrease in other liabilities is primarily related to accrued costs paid when the significant number of homes closed in our Fort Myers operation during the quarter. Also contributing to the decrease was a decrease in deferred revenue for homes financed through our wholly-owned mortgage subsidiary, whereby a less than 5% deposit was obtained on the home sale.

        Financial Services—Mortgage loans held for sale consist of residential mortgages receivable of which $104.7 million and $182.6 million at January 31, 2008 and October 31, 2007, respectively, are being temporarily warehoused and awaiting sale in the secondary mortgage market. We may incur risk with respect to mortgages that are delinquent, but only to the extent the losses are not covered by mortgage insurance or resale value of the house. Historically, we have incurred minimal credit losses. The decrease in the receivable from October 31, 2007 is directly related to a decrease in the volume of loans financed at January 31, 2008.

        Customer deposits decreased $7.6 million to $57.7 million at January 31, 2008. The decrease is primarily due to the reduction in the number of homes in backlog from 5,938 at October 31, 2007 to 3,845 at January 31, 2008. Also contributing to the decrease was the timing of cash received in excess of billings related to homes that have customer construction financing arrangements in the Southeast.

        Mortgage warehouse line of credit under our secured master repurchase agreement decreased $73.6 million to $97.5 million at January 31, 2008. The decrease is directly correlated to the decrease in mortgage loans held for sale from October 31, 2007 to January 31, 2008.

        Accrued interest decreased $21.6 million to $22.3 million at January 31, 2008. The decrease is primarily attributable to the semi-annual interest payments on senior notes and senior subordinated notes made during the first quarter of 2008.

Results of operations for the three months ended January 31, 2008 compared to the three months ended January 31, 2007

  Total revenues:

        Compared to the same prior period, revenues decreased as follows:

	Three Months Ended
	January 31, 2008	January 31, 2007	Dollar Change	Percentage Change
	(Dollars in Thousands)
Homebuilding:
Sale of homes	$1,051,818	$1,135,916	$(84,098)	(7)%
Land sales and other revenues	27,910	8,337	19,573	235%
Financial services	13,973	21,548	(7,575)	(35)%

Total revenues	$1,093,701	$1,165,801	$(72,100)	(6)%

  Homebuilding:

        Compared to the same prior period, homebuilding revenues decreased $84.1 million, or 7%, during the three months ended January 31, 2008. The mix of deliveries changed significantly from the first quarter of 2007, resulting in an average price per home of $291,800 in 2008 compared to $347,800 in 2007. The significant difference in mix was the result of 37% of the deliveries coming from our Fort Myers operations in the first quarter of 2008 compared to 11% in 2007. This trend is not expected to continue as the majority of the Fort Myers backlog has now been delivered. Housing revenues are recorded at the time when title is conveyed to the buyer, adequate cash payment has been received and there is no continued involvement. Land sales are ancillary to our homebuilding operations and are expected to continue in the future but may significantly fluctuate up or down. For further details on land sales and other revenues, see section titled "Land Sales and Other Revenues" below.

        Information on homes delivered by market area is set forth below:

	Three Months Ended January 31,
	2008	2007
	(Dollars in Thousands)
Northeast:
Dollars	$160,346	$213,286
Homes	314	460
Mid-Atlantic:
Dollars	$125,558	$222,688
Homes	297	470
Midwest:
Dollars	$46,580	$38,579
Homes	211	196
Southeast:
Dollars	$393,182	$217,725
Homes	1,629	814
Southwest:
Dollars	$164,184	$176,170
Homes	691	787
West:
Dollars	$161,968	$267,468
Homes	462	539
Consolidated total:
Dollars	$1,051,818	$1,135,916
Homes	3,604	3,266
Unconsolidated joint ventures:
Dollars	$66,568	$108,496
Homes	155	289
Totals:
Housing revenues	$1,118,386	$1,244,412
Homes delivered	3,759	3,555

        Important indicators of our future results are recently signed contracts and home contract backlog for future deliveries. Our sales contracts and homes in contract backlog primarily using base sales prices by segment are set forth below:

	Net Contracts(1) for the Three Months Ended January 31,		Contract Backlog as of January 31,
	2008	2007	2008	2007
	(Dollars in Thousands)
Northeast:
Dollars	$83,416	$175,048	$431,517	$564,067
Homes	198	386	859	1,144
Mid-Atlantic:
Dollars	$73,424	$192,639	$308,344	$534,211
Home	201	431	657	1,095
Midwest:
Dollars	$18,737	$55,945	$126,937	$137,355
Homes	102	254	650	726
Southeast:
Dollars	$42,423	$40,021	$195,367	$895,371
Homes	155	144	677	3,143
Southwest:
Dollars	$124,385	$166,202	$136,931	$219,183
Homes	545	731	605	943
West:
Dollars	$115,405	$274,853	$149,539	$338,617
Homes	310	624	397	749
Consolidated total:
Dollars	$457,790	$904,708	$1,348,635	$2,688,804
Homes	1,511	2,570	3,845	7,800
Unconsolidated joint ventures:
Dollars	$52,747	$(2,170)	$187,417	$410,104
Homes	108	43	380	884
Totals:
Dollars	$510,537	$902,538	$1,536,052	$3,098,908
Homes	1,619	2,613	4,225	8,684

(1)
Net contracts are defined as new contracts during the period for the purchase of homes, less cancellations of prior contracts.

        Our reported level of sales contracts (net of cancellations) has been impacted by a slowdown in the pace in most of the Company's segments and an increase in our cancellation rates over the past two years, due to weakening market conditions. The cancellation rate represents the number of cancelled contracts in the quarter divided by the number of gross sales contracts executed in the quarter. For comparison, the following are historical cancellation rates, excluding unconsolidated joint ventures.

Quarter	2008	2007	2006	2005	2004
First	38%	36%	30%	27%	23%
Second		32%	32%	21%	19%
Third		35%	33%	24%	20%
Fourth		40%	35%	25%	24%

        Another common and meaningful way to analyze our cancellation trends is to compare the number of contract cancellations as a percentage of backlog. For comparison, the following table provides this historical comparison, excluding unconsolidated joint ventures:

Quarter	2008	2007	2006	2005	2004
First	24%	18%	12%	15%	14%
Second		19%	16%	14%	14%
Third		19%	16%	15%	12%
Fourth		31%	20%	12%	16%

        Most cancellations occur within the legal rescission period, which varies by state but is generally less than two weeks. Cancellations also occur as a result of buyer failure to qualify for a mortgage, which generally occurs during the first few weeks after signing. However, in recent quarters we have experienced a higher than normal number of cancellations later in the construction process. These cancellations are related primarily to falling prices, sometimes due to new discounts offered by us and other builders, leading the buyer to lose confidence in the contract price, and due to tighter mortgage underwriting criteria leading to some customer's inability to be approved for a mortgage loan. In some cases, the buyer will walk away from a significant nonrefundable deposit that we recognize as other revenues. We expect that cancellation rates will return to a more normal level at some point as prices stabilize, but it is difficult to predict when this will occur, and the timing will vary by market. A failure to return to a more normal level would continue to negatively impact our results of operations.

        Cost of sales includes expenses for consolidated housing and land and lot sales, including impairment loss and land option write-offs (defined as "land charges" in the schedules below). A breakout of such expenses for housing sales and housing gross margin is set forth below:

	Three Months Ended January 31,
	2008	2007
Sale of homes	$1,051,818	$1,135,916
Cost of sales, excluding interest	981,568	931,483

Homebuilding gross margin, before cost of sales interest expense and land charges	70,250	204,433
Cost of sales interest expense, excluding land sales interest expense	27,963	26,816

Homebuilding gross margin, after cost of sales interest expense, before land charges	42,287	177,617
Land charges	90,168	41,474

Homebuilding gross margin, after cost of sales interest expense and land charges	$(47,881)	$136,143

Gross margin percentage, before cost of sales interest expense and land charges	6.7%	18.0%
Gross margin percentage, after cost of sales interest expense, before land charges	4.0%	15.6%
Gross margin percentage, after cost of sales interest expense and land charges	(4.6)%	12.0%

        Cost of Sales expenses as a percentage of home sales revenues are presented below:

	Three Months Ended January 31,
	2008	2007
Sale of homes	100.0%	100.0%

Cost of sales, excluding interest:
Housing, land & development costs	84.1%	71.2%
Commissions	2.3%	2.9%
Financing concessions	1.2%	1.3%
Overheads	5.7%	6.6%

Total cost of sales, before interest expense and land charges	93.3%	82.0%

Gross margin percentage, before cost of sales interest expense and land charges	6.7%	18.0%
Cost of sales interest	2.7%	2.4%

Gross margin percentage, after cost of sales interest expense and before land charges	4.0%	15.6%

        We sell a variety of home types in various communities, each yielding a different gross margin. As a result, depending on the mix of communities delivering homes, consolidated gross margin may fluctuate up or down. Total homebuilding gross margins, before interest expense and land impairment and option write off charges decreased to 6.7% during the three months ended January 31, 2008 compared to 18.0% for the same period last year. During 2003, 2004, and 2005, our gross margin was higher than where we would expect to see our normalized margins, which is approximately between 20% and 22%. Continued declines in percentages in the first quarter of 2008 from 10.9% in the fourth quarter of 2007, are primarily the result of decreased sales prices and increased buyer concessions, as well as a significant impact from the large number of deliveries in our Fort Myers operations. Excluding the Fort Myers deliveries, gross margin percentage would have been 8.6%. The declining pace of sales in our markets in 2007 and 2008 has led to intense competition in many of our specific community locations. In order to maintain a reasonable pace of absorption, we have increased incentives, reduced lot location premiums, as well as lowered some base prices, all of which have impacted our margins significantly. In addition, homes for which contracts have been cancelled have typically been resold at a lower price, resulting in a further decline in margins. As discussed in "Homebuilding Operations by Segment" below, certain of our segments experienced increases in average selling prices for the three months ended January 31, 2008 compared to 2007. It should be noted however, that these increases are primarily the result of geographic and community mix of our deliveries, rather than an ability to increase home prices.

        Homebuilding selling, general and administrative expenses as a percentage of homebuilding revenues decreased to 9.3% for the three months ended January 31, 2008, compared to 11.6% for the three months ended January 31, 2007. Such expenses decreased $32.0 million for the three months ended January 31, 2008 compared to the same period last year as we have reduced these costs through headcount reduction and other cost saving measures.

  Land Sales and Other Revenues:

        Land sales and other revenues consist primarily of land and lot sales. A breakout of land and lot sales is set forth below:

	Three Months Ended January 31,
	2008	2007
Land and lot sales	$22,753	$3,599
Cost of sales, excluding interest	21,996	2,492

Land and lot sales gross margin, excluding interest	757	1,107

Land sales interest expense	625	56

Land and lot sales gross margin, including interest	$132	$1,051

        Land sales are ancillary to our residential homebuilding operations and are expected to continue in the future but may significantly fluctuate up or down. Profits from land sales in the first three months of the year were less than the first three months of 2007, and for the full fiscal year 2008, we expect pre-tax profit from land sales to be lower than they were in fiscal 2007. While land sales revenues in the first quarter of 2008 significantly exceeded land sales in 2007, profits did not as the sales in 2008 were primarily at break even prices. Although we budget land sales, they are often dependent upon receiving approvals and entitlements, the timing of which can be uncertain. As a result, projecting the amount and timing of land sales is difficult.

        Other Revenues include income from contract cancellations, where the deposit has been forfeited due to contract terms, interest income, cash discounts and miscellaneous one-time receipts.

Homebuilding Operations By Segment

  Homebuilding Results by Segment

  Segment Analysis

	Three Months Ended January 31,
	2008	2007	Change
	(Dollars in Thousands, except average sales price)
Northeast:
Homebuilding revenue	$181,917	$214,094	$(32,177)
(Loss) income before taxes	$(11,535)	$16,460	$(27,995)
Homes delivered	314	460	(146)
Average sales price	$510,656	$463,663	$46,993
Mid-Atlantic:
Homebuilding revenue	$127,808	$223,742	$(95,934)
(Loss) income before taxes	$(23,038)	$26,297	$(49,335)
Homes delivered	297	470	(173)
Average sales price	$422,754	$473,800	$(51,046)
Midwest:
Homebuilding revenue	$47,684	$38,824	$8,860
Loss before taxes	$(14,377)	$(10,532)	$(3,845)
Homes delivered	211	196	15
Average sales price	$220,758	$196,832	$23,926
Southeast:
Homebuilding revenue	$393,405	$219,937	$173,468
Loss before taxes	$(5,995)	$(87,759)	$81,764
Homes delivered	1,629	814	815
Average sales price	$241,364	$267,477	$(26,113)
Southwest:
Homebuilding revenue	$164,560	$177,012	$(12,452)
(Loss) income before taxes	$(6,725)	$6,669	$(13,394)
Homes delivered	691	787	(96)
Average sales price	$237,603	$223,850	$13,753
West:
Homebuilding revenue	$164,136	$270,515	$(106,379)
Loss before taxes	$(88,001)	$(677)	$(87,324)
Homes delivered	462	539	(77)
Average sales price	$350,580	$496,234	$(145,654)

        Northeast—Homebuilding revenues decreased 15.0% in the first quarter of 2008 compared to the first quarter of 2007 primarily due to a 31.7% decrease in homes delivered offset by a 10.1% increase in average selling price as the mix of communities delivered in 2008 was different than 2007. Income before income taxes decreased $28.0 million to a loss of $11.5 million in the first quarter mainly due to a significant reduction in gross margin percentage before interest expense as the markets in this segment have become much more competitive and $4.1 million of inventory impairment losses and land option write-offs recorded in the first quarter of 2008.

        Mid-Atlantic—Homebuilding revenues decreased 42.9% in the first quarter of 2008 compared to the first quarter of 2007 primarily due to a 36.8% decrease in homes delivered and a 10.8% decrease in average selling price due to the increased incentives and the mix of communities delivered in 2008 was different than 2007. Income before income taxes decreased $49.3 million to a loss of $23.0 million, with $14.8 million of the decrease due to inventory impairment losses and land option write-offs in the first quarter of 2008. The segment also had a significant reduction in gross margin percentage before interest expense as the markets in this segment have become much more competitive.

        Midwest—Homebuilding revenues increased 22.8% in the first quarter of 2008 compared to the first quarter of 2007 primarily due to a 7.7% increase in homes delivered and a 12.2% increase in average selling price. The increases in homes delivered and average selling prices were the result of organic growth in this segment in Cleveland, Illinois and Minnesota, as these operations were started or acquired since 2004. Despite the growth in revenues, the segment loss before income taxes increased $3.8 million to a loss of $14.4 million in the first quarter. This was due to a reduction in gross margin percentage before interest expense and $5.6 million of inventory impairment losses and land option write-offs in the first quarter of 2008.

        Southeast—Homebuilding revenues increased 78.9% in the first quarter of 2008 compared to the first quarter of 2007 primarily due to a 100.1% increase in homes delivered offset by a 9.8% decrease in average selling price. The primary reason for the increase in deliveries is due to the 1,345 deliveries from our Fort Myers operations. Loss before income taxes decreased $81.8 million to $6.0 million in the first quarter mainly due to $6.8 million in inventory impairments and land option write-offs taken in the first quarter of 2008 and a significant reduction in gross margin percentage before interest expense primarily because the significant number of Fort Myers homes only had a 2% gross margin. The proportion of Fort Myers homes will be significantly less in the remainder of the year.

        Southwest—Homebuilding revenues decreased 7.0% in the first quarter of 2008 compared to the first quarter of 2007 primarily due to a 12.2% decrease in homes delivered offset by a 6.1% increase in average selling price as the mix of communities delivered in 2008 was different than 2007. Income before income taxes decreased $13.4 million to a loss of $6.7 million in 2008 mainly due to a reduction in gross margin percentage before interest expense and $7.6 million in inventory impairment losses and land option write-offs in the first quarter of 2008.

        West—Homebuilding revenues decreased 39.3% in the first quarter of 2008 compared to the first quarter of 2007 primarily due to a 14.3% decrease in homes delivered and a 29.4% decrease in average selling price. The decrease in deliveries was the result of the more competitive and slowing housing market in California during 2007 and the first quarter of 2008. This reduced revenue was further compounded by a significant reduction in gross margin percentage before interest expense and $51.2 million in inventory impairment losses and land option write-offs in the first quarter of 2008. As a result of the above, loss before interest expense increased $87.3 million to a loss of $88.0 million in 2008.

  Financial Services

        Financial services consist primarily of originating mortgages from our homebuyers and selling such mortgages in the secondary market, and title insurance activities. For the three months ended January 31, 2008, financial services provided a $3.1 million profit before income taxes, compared to a profit of $8.5 million for the same period in 2007. The decrease in pretax profit for the three months ended January 31, 2008 is due to decreased mortgage settlements, a decrease in the average price of settlements, partially offset by a reduction in costs.

  Corporate General and Administrative

        Corporate general and administrative expenses represent the operations at our headquarters in Red Bank, New Jersey. These expenses include our executive offices, information services, human resources, corporate accounting, training, treasury, process redesign, internal audit, construction services, and administration of insurance, quality, and safety. As a percentage of total revenues, such expenses increased slightly to 2.0% for the three months ended January 31, 2008 from 1.9% for the prior year's first quarter. However, in dollars, Corporate general and administrative expenses decreased $0.8 million during the three months ended January 31, 2008, compared to the same period last year.

  Other Interest

        Other interest decreased $0.7 million for the three months ended January 31, 2008, compared to the three months ended January 31, 2007. In 2007, this interest included interest on completed homes in our Fort Myers operations, but those homes have now been delivered thus resulting in the decrease in other interest.

  Other Operations

        Other operations consist primarily of miscellaneous residential housing operations expenses, senior rental residential property operations, earnout payments from homebuilding company acquisitions, minority interest relating to consolidated joint ventures, and corporate owned life insurance. Other operations decreased to $0.8 million for the three months ended January 31, 2008, compared to $1.5 million for the three months ended January 31, 2007. The decrease is primarily due to decreased minority interest expense as a consolidated joint venture comprising the majority of this fluctuation delivered its remaining homes in 2007.

  Intangible Amortization

        We are amortizing our definite life intangibles over their expected useful life, ranging from one to four years. Intangible amortization decreased $60.6 million for the three months ended January 31, 2008, when compared to the same period last year. This decrease was primarily the result of the write-off of intangible assets for the Fort Myers operations in the Southeast during the first quarter of 2007 and reduced intangible amortization in 2008 as a result of extensive write-offs during the fourth quarter of 2007.

  (Loss) Income From Unconsolidated Joint Ventures

        (Loss) income from unconsolidated joint ventures consists of our share of the losses or earnings of the joint venture. The balance decreased $7.0 million to a loss of $5.0 million for the three months ended January 31, 2008 when compared to the same period last year. The decrease in 2008 is primarily related to our share of the losses from inventory impairments and land-option and walk-away costs from our joint venture with affiliates of Blackstone Real Estate Advisors.

  Total Taxes

        Total taxes as a percentage of the loss before taxes was 22% for the three months ended January 31, 2008. The rate was significantly below the statutory tax rate because we recorded an additional $21.2 million charge to our deferred tax asset valuation allowance in the quarter as discussed further below. For the remainder of the year, we do not expect to record any additional tax benefits.

        Deferred federal and state income tax assets primarily represent the deferred tax benefits arising from temporary differences between book and tax income which will be recognized in future years as an offset against future taxable income. If, for some reason, the combination of future years income (or loss) combined with the reversal of the timing differences results in a loss, such losses can be carried back to prior years or carried forward to future years to recover the deferred tax assets. In accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), we evaluate our deferred tax assets quarterly to determine if valuation allowances are required. SFAS 109 requires that companies assess whether valuation allowances should be established based on the consideration of all available evidence using a "more likely than not" standard. Given the continued downturn in the homebuilding industry during 2007 and the first quarter of 2008, resulting in additional inventory and intangible impairments, we now anticipate being in a three year cumulative loss position during fiscal 2008. According to SFAS 109, a three year cumulative loss is significant negative evidence in considering whether deferred tax assets are realizable, and also precludes relying on projections of future taxable income to support the recovery of deferred tax assets. Therefore, during the fourth quarter of 2007, we recorded an additional valuation allowance of $215.7 million against our deferred tax assets. Our deferred tax assets, for which there is no valuation allowance, relate to amounts that can be realized through future reversals of existing taxable temporary differences or through carrybacks to the 2005 and 2006 years. Our valuation allowance increased $21.2 million during the first quarter of 2008 from $265.9 million at October 31, 2007 to $287.1 million at January 31, 2008.

  Inflation

        Inflation has a long-term effect, because increasing costs of land, materials, and labor result in increasing sale prices of our homes. In general, these price increases have been commensurate with the general rate of inflation in our housing markets and have not had a significant adverse effect on the sale of our homes. A significant risk faced by the housing industry generally is that rising house construction costs, including land and interest costs, will substantially outpace increases in the income of potential purchasers. Recently in the more highly regulated markets that have seen significant home price appreciation, customer affordability has become a concern. Our broad product array insulates us to some extent, but customer affordability of our homes is something we monitor closely.

        Inflation has a lesser short-term effect, because we generally negotiate fixed price contracts with many, but not all, of our subcontractors and material suppliers for the construction of our homes. These prices usually are applicable for a specified number of residential buildings or for a time period of between three to twelve months. Construction costs for residential buildings represent approximately 64% of our homebuilding cost of sales.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A Common Stock as of the date hereof. Except where noted, this summary deals only with Class A Common Stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A Common Stock, you should consult your tax advisors.

        If you are considering the purchase of our Class A Common Stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the Class A Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our Class A Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our Class A Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our Class A Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

        Any gain realized on the disposition of our Class A Common Stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe that we are currently a "United States real property holding corporation" for U.S. federal income tax purposes. So long as our Class A Common Stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our Class A Common Stock will be subject to U.S. federal income tax on the disposition of our Class A Common Stock.

Federal Estate Tax

        Class A Common Stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A Common Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

        The following discussion is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, and (iii) entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, an "ERISA Plan").

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. A prohibited transaction within the meaning of ERISA and the Code may result if our common stock is acquired by an ERISA Plan to which we or an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any ERISA Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING

        Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A Common Stock set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
Banc of America Securities LLC
J.P. Morgan Securities Inc.

Total	14,000,000

        Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the shares of offered Class A Common Stock if they buy any of them. The underwriting agreement provides that the obligations of the underwriters are subject to approval of legal matters by their counsel, including the validity of the Class A Common Stock, and other conditions, such as the receipt by the underwriters of officer's certificates and legal opinions. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Class A Common Stock to the public when and if the underwriters buy the Class A Common Stock from Hovnanian.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect to those liabilities.

        We have granted to the underwriters an option to purchase up to 2,100,000 additional shares of Class A Common Stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of the prospectus supplement, to cover over-allotments, if any. This option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to conditions, to purchase from us shares in approximately the same proportion as set forth in the table above.

        The underwriters propose to offer the Class A Common Stock directly to the public initially at the offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the Class A Common Stock to securities dealers at that price less a concession not in excess of $        per share. The underwriters reserve the right to reject any order for the purchase of shares. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

        We, and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC and dispose of or hedge any shares of our Class A Common Stock or any securities convertible into or exchangeable for our Class A Common Stock, subject to certain specified exceptions. Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC and in their sole discretion may release any of the securities subject to these lock-up provisions at any time without notice.

        The following table provides information regarding the per share and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 2,100,000 additional shares.

	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Per Share	$	$
Total

        We estimate that our expenses in connection with the sale of the Class A Common Stock, other than underwriting discounts, will be approximately $300,000. This estimate includes expenses related to the printing, transfer agent fees, and legal and accounting fees, among other expenses.

        In connection with the offering, the underwriters may purchase and sell shares of Class A Common Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of our Class A Common Stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short positions involve either purchases of the Class A Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Class A Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the Class A Common Stock. They may also cause the price of the Class A Common Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the exchange on which we are listed or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. Affiliates of the underwriters are lenders under our secured revolving credit facility. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders. Other than the prospectus supplement in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the shares of Class A Common Stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of shares of Class A Common Stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the Class A Common Stock have not authorized and do not authorize the making of any offer of the Class A Common Stock through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the Class A Common Stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the Class A Common Stock, other than the underwriters, is authorized to make any further offer of the Class A Common Stock on behalf of the sellers or the underwriters.

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

        Neither this prospectus supplement nor any other offering material relating to the Class A Common Stock described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of Class A Common Stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Class A Common Stock has been or will be

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France or

  •
  used in connection with any offer for subscription or sale of the Class A Common Stock to the public in France.

Such offers, sales and distributions will be made in France only

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

The Class A Common Stock may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A Common Stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Class A Common Stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement.

        Our shares of Class A Common Stock are traded on the New York Stock Exchange under the symbol "HOV."

LEGAL MATTERS

        The validity of the shares of Class A Common Stock being offered hereby is being passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to the offering of the Class A Common Stock will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The consolidated financial statements of Hovnanian Enterprises, Inc. appearing in Hovnanian Enterprises, Inc.'s Annual Report (Form 10-K) for the year ended October 31, 2007 and the effectiveness of Hovnanian Enterprises, Inc.'s internal control over financial reporting as of October 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). We have also filed a registration statement on Form S-3 with the Commission. This prospectus, which forms part of the registration statement, does not have all the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information, including the registration statement, at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements and other information, including the registration statement. The website address is: http://www.sec.gov. Hovnanian's Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus is part of a registration statement filed with the Commission. The Commission allows us to "incorporate by reference" selected documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2007, Registration File No. 1-8551 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Hovnanian's definitive proxy statement filed on February 19, 2008, Registration File No. 1-8551);

  •
  Quarterly Report on Form 10-Q for the quarter ended January 31, 2008, Registration File No. 1-8551;

  •
  Current Reports on Form 8-K filed on February 4, 2008 and April 3, 2008, Registration File No. 1-8551; and

  •
  The description of the Company's Class A Common Stock, which is contained in the Registration Statement on Form 8-A filed on November 24, 1992, Registration File No. 1-8551.

        All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offerings made by this prospectus supplement are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Paul W. Buchanan, Senior Vice President and Chief Accounting Officer, Hovnanian Enterprises, Inc., 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701, (telephone: (732) 747-7800).

PROSPECTUS

$500,000,000

Hovnanian Enterprises, Inc.

Preferred Stock
Class A Common Stock
Depositary Shares
Warrants to Purchase Preferred Stock
Warrants to Purchase Class A Common Stock
Warrants to Purchase Depositary Shares
Debt Securities
Warrants to Purchase Debt Securities
Stock Purchase Contracts
Stock Purchase Units

K. Hovnanian Enterprises, Inc.

Guaranteed Debt Securities
Guaranteed Warrants to Purchase Debt Securities

Selling Shareholders

15,286,624 Shares
Hovnanian Enterprises, Inc.
Class A Common Stock

          We, Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

  •
  our Preferred Stock,

  •
  our Class A Common Stock,

  •
  our Depositary Shares,

  •
  our unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be our senior debt securities, senior subordinated debt securities or subordinated debt securities,

  •
  warrants to purchase our Preferred Stock, our Class A Common Stock, our Depositary Shares or our debt securities,

  •
  our Stock Purchase Contracts, and

  •
  our Stock Purchase Units,

or any combination of the these securities.

          Our wholly-owned subsidiary, K. Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

  •
  its unsecured senior debt securities, senior subordinated debt securities or subordinated debt securities, which in each case will be fully and unconditionally guaranteed by us, and

  •
  warrants to purchase K. Hovnanian debt securities, which will be fully and unconditionally guaranteed by us,

or any combination of these securities.

          Our debt securities or warrants or the debt securities or warrants issued by K. Hovnanian Enterprises may be guaranteed by substantially all of our wholly-owned subsidiaries.

          Certain of our shareholders may offer and sell from time to time an aggregate of 15,286,624 shares of Class A Common Stock.

          The Preferred Stock, Class A Common Stock, other than any sold by any selling shareholders, Depositary Shares, stock purchase contracts, stock purchase units, debt securities and warrants of Hovnanian or K. Hovnanian, as applicable, may be offered at an aggregate initial offering price not to exceed $500,000,000 at prices and on terms to be determined at or prior to the time of sale.

          We will provide more specific information about the terms of an offering of any of these securities in supplements to this prospectus. The securities may be sold directly by us, K. Hovnanian or selling shareholders to investors, through agents designated from time to time or to or through underwriters or dealers. If any agents of Hovnanian, K. Hovnanian or selling shareholders or any underwriters are involved in the sale of any securities, the names of such agents or underwriters and any applicable commissions or discounts will be described in a supplement to this prospectus.

          This investment involves risk. See "Risk Factors" beginning on page 6.

          These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have those organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 28, 2005

Forward-Looking Statements	3
Available Information	3
Incorporation of Certain Documents By Reference	4
The Company	5
Risk Factors	6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends	12
Use of Proceeds	12
Selling Shareholders	12
Description of Debt Securities	14
Description of Capital Stock	29
Description of Depositary Shares	30
Description of Stock Purchase Contracts and Stock Purchase Units	34
Description of Warrants	34
Plan of Distribution	35
Legal Matters	36
Experts	36

        In this document, "Company", "we", "us" or "our" refers to both Hovnanian and K. Hovnanian.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) weather conditions, (3) changes in market conditions, (4) changes in home prices and sales activities in the markets where we build homes, (5) government regulation, including regulations concerning development of land, the homebuilding process and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in and price fluctuations of raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in Hovnanian's Form 10-K for the year ended October 31, 2004. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). We have also filed a registration statement on Form S-3 with the Commission. This prospectus, which forms part of the registration statement, does not have all the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information, including the registration statement, at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy statements and other information, including the registration statement. The website address is: http://www.sec.gov. Hovnanian's Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus is part of a registration statement filed with the Commission. The Commission allows us to "incorporate by reference" selected documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

        Hovnanian has filed the following documents with the Commission and these documents are incorporated herein by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2004, Registration File No. 1-8551 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Hovnanian's definitive proxy statement filed on February 7, 2004, Registration File No. 1-8551);

  •
  Quarterly Report on Form 10-Q, as amended, for the quarter ended January 31, 2005, and Quarterly Report on Form 10-Q for the quarter ended April 30, 2005, Registration File Nos. 1-8551;

  •
  Current Reports on Form 8-K filed on January 19, 2005 and June 20, 2005, Registration File Nos. 1-8551; and

  •
  The description of the Company's Class A Common Stock, which is contained in the Registration Statement on Form 8-A filed on November 24, 1992, Registration File No. 1-8551.

        All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offerings made by this prospectus are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Paul W. Buchanan, Senior Vice President--Corporate Controller, Hovnanian Enterprises, Inc., 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

THE COMPANY

        We design, construct, market and sell single-family detached homes, attached townhomes and condominiums, mid-rise and high-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation's largest builders of residential homes. Originally founded in 1959 by Kevork Hovnanian, Hovnanian Enterprises, Inc. was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company, we have delivered in excess of 185,000 homes, including 14,586 homes in fiscal 2004. The Company consists of two operating groups: homebuilding and financial services. Our financial services group provides mortgage loans and title services to our homebuilding customers.

        We are currently offering homes for sale in 308 communities in 33 markets in 17 states throughout the United States. We primarily market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers and empty nesters. We offer a variety of home styles at base prices ranging from $46,000 to $1,350,000 with an average sales price, including options, of $280,000 in fiscal 2004.

        Our operations span all significant aspects of the home-buying process—from design, construction and sale, to mortgage origination and title services.

        The following is a summary of our growth history:

        1959—Founded by Kevork Hovnanian as a New Jersey homebuilder.

        1983—Completed initial public offering.

        1986—Entered the North Carolina market through the investment in New Fortis Homes.

        1992—Entered the greater Washington D.C. market.

        1994—Entered the Coastal Southern California market.

        1998—Expanded in the greater Washington D.C. market through the acquisition of P.C. Homes.

        1999—Entered the Dallas, Texas market through our acquisition of Goodman Homes. Further diversified and strengthened our position as New Jersey's largest homebuilder through the acquisition of Matzel & Mumford.

        2001—Continued expansion in the greater Washington D.C. and North Carolina markets through the acquisition of Washington Homes. This acquisition further strengthened our operations in each of these markets.

        2002—Entered the Central Valley market in Northern California and Inland Empire region of Southern California through the acquisition of Forecast Homes.

        2003—Expanded operations in Texas and entered the Houston market through the acquisition of Parkside Homes and Brighton Homes. Entered the greater Ohio market through our acquisition of Summit Homes and entered the greater metro Phoenix market through our acquisition of Great Western Homes.

        2004—In November 2003, we entered the greater Tampa, Florida market through the acquisition of Windward Homes, and in March 2004, we started a new division in the Minneapolis/St. Paul, Minnesota market.

        Hovnanian markets and builds homes that are constructed on-site in four regions which include 23 of the nation's top 50 housing markets. These four regions are the Northeast, Southeast, Southwest, and West.

        Our geographic breakdown of markets by region is:

        Northeast: New Jersey, Southern New York, Pennsylvania, Ohio, Michigan, Illinois and Minnesota

  Southeast: Delaware, Maryland, North Carolina, South Carolina, Virginia, Washington D.C., West Virginia and Florida

        Southwest: Arizona and Texas

        West: California

        We employed approximately 3,837 full-time associates as of October 31, 2004.

        Our Corporate offices are located at 10 Highway 35, P. O. Box 500, Red Bank, New Jersey 07701, our telephone number is (732)747-7800, and our Internet website address is www.khov.com. We make available through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports as soon as reasonably practicable after they are filed with the Commission. Copies of the Company's Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports are available free of charge upon request.

Recent Developments

        On March 1, 2005, we announced the purchase of Cambridge Homes, a privately held Orlando homebuilder and provider of related financial services, headquartered in Altamonte Springs, Florida. On March 2, 2005, we announced the acquisition of the operations of Town & Country Homes, a privately held homebuilder and land developer headquartered in Lombard, Illinois, which occurred concurrently with our entering into a joint venture to own and develop Town & Country's existing residential communities. Cambridge Homes operates in Florida and Town & Country operates in Illinois, Minnesota and Florida.

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors.

Leverage places burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate, may prevent us from fulfilling our obligations and may adversely affect our financial condition.

        We have a significant amount of debt:

  •
  our debt, as of April 30, 2005, including the debt of the guarantors, was $1,368.5 million ($1,366.2 million net of discount);

  •
  as of April 30, 2005, under the terms of our amended and restated $1.2 billion revolving credit agreement dated June 14, 2005, we would have had approximately $822.4 million of borrowings available (net of approximately $272.5 million in letters of credit outstanding under the facility), subject to borrowing conditions, including a borrowing base and covenants;

  •
  our debt service payments for the 12-month period ended April 30, 2005, which include interest incurred and mandatory principal payments on our corporate debt under the terms of our indentures (but which do not include principal and interest on non-recourse secured debt and debt of our financial subsidiaries), were $87.8 million; and

  •
  an increase of 1.0% in short-term interest rates (one-month LIBOR) would have increased our annual debt service at April 30, 2005 by approximately $0.9 million.

        In addition, we have substantial contractual commitments and contingent obligations, including $272.5 million of performance letters of credit and $843.8 million of performance bonds as of April 30, 2005. See "Contractual Obligations" in our Annual Report on Form 10-K incorporated by reference herein.

        Our amount of debt could have important consequences to you. For example, it could:

  •
  limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment on our debt and reduce our ability to use our cash flow for other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business;

  •
  place us at a competitive disadvantage because we have more debt than some of our competitors; and

  •
  make us more vulnerable in the event of a downturn in our business or in general economic conditions.

        Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facilities bear interest at floating rates. A higher interest rate on our debt service obligations could result in lower earnings.

        Our business may not generate sufficient cash flow from operations and borrowings may not be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

        The indentures governing the debt securities offered hereby, and our other outstanding debt and our revolving credit facility impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants listed in those indentures and our revolving credit facility. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity.

The terms of our indentures allow us to incur additional indebtedness.

        Under the terms of our indebtedness under our existing indentures, we have the ability, subject to our debt covenants, to incur additional amounts of debt. Additional indebtedness issued under the indentures governing the debt securities offered hereby can be issued in more than one series, and some series may have characteristics that provide that series with rights that are superior to those of our outstanding debt securities or to those that may be issued under the indentures governing the securities offered hereby. Additionally, the incurrence of additional indebtedness could magnify the risks described above.

The homebuilding industry is significantly affected by changes in general and local economic conditions, real estate markets and weather conditions, which could affect our ability to build homes at prices our customers are willing or able to pay, could reduce profits that may not be recaptured and could result in cancellation of sales contracts.

        Market conditions in the housing industry have been strong in recent years. However, the homebuilding industry is cyclical, has from time to time experienced significant difficulties and is significantly affected by changes in general and local economic conditions such as:

  •
  employment levels and job growth;

  •
  availability of financing for home buyers;

  •
  interest rates;

  •
  consumer confidence; and

  •
  housing demand.

        An oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes. We have substantially increased our inventory in 2003, 2004 and 2005, which requires significant cash outlays and could increase our exposure to this risk as the cycle turns.

        Weather conditions, such as the severe wet weather in California, and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the local homebuilding business.

        The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to twelve months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

Our success depends on the availability of suitable undeveloped land and improved lots at acceptable prices.

        Our success in developing land and in building and selling homes depends in part upon the continued availability of suitable undeveloped land and improved lots at acceptable prices. The availability of undeveloped land and improved lots for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding on land on lots and governmental regulation. Should suitable land opportunities become less available, the number of homes we may be able to build and sell would be reduced, which would reduce revenue and profits.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

        The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected by our ability to raise sales prices.

Changes in economic and market conditions could result in the sale of homes at a loss or holding land in inventory longer than planned, the cost of which can be significant.

        Land inventory risk can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. In the case of land options, we could choose not to exercise them, in which case we would write off the value of these options. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market.

Home prices and sales activities in the California, New Jersey, Texas, North Carolina, Virginia, Maryland, Florida and Illinois markets have a large impact on our profitability because we conduct a significant portion of our business in these markets.

        We conduct a significant portion of our business in the California, New Jersey, Texas, North Carolina, Virginia, Maryland, Florida and Illinois markets. Home prices and sales activities in these markets, including in some of the markets in which we operate, have declined from time to time, particularly as a result of slow economic growth. Furthermore, precarious economic and budget situations at the state government level may adversely affect the market for our homes in those affected areas. If home prices and sales activity decline in one or more of the markets in which we operate, our costs may not decline at all or at the same rate and profits may be reduced.

Because almost all of our customers require mortgage financing, increases in interest rates or the availability of mortgage financing could impair the affordability of our homes, lower demand for our products, limit our marketing effectiveness, and limit our ability to fully realize our backlog.

        Virtually all our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could lower demand for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could prevent or limit our ability to attract new customers as well as our ability to fully realize our backlog because our sales contracts generally include a financing contingency. Financing contingencies permit the customer to cancel his obligation in the event mortgage financing at prevailing interest rates, including financing arranged or provided by us, is unobtainable within the period specified in the contract. This contingency period is typically four to eight weeks following the date of execution.

        In addition, we believe that the availability of FNMA, FHLMC, FHA and VA mortgage financing is an important factor in marketing many of our homes. Any limitations or restrictions on the availability of those types of financing could reduce our sales.

Homebuilders are subject to a number of federal, local, state and foreign laws and regulations concerning the development of land, the home building and sale process and protection of the environment, which can cause us to incur delays and costs associated with compliance and which can prohibit or restrict our activity in some regions or areas.

        We are subject to extensive and complex regulations that affect the development and home building and sale process, including zoning, density and building standards. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding.

        We also are subject to a variety of local, state, federal and foreign laws and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former uses of the site. These environmental laws may result in delays, may cause us to incur substantial compliance, remediation, and/or other costs, and can prohibit or severely restrict development and homebuilding activity in certain environmentally sensitive regions or areas.

        It can be anticipated that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules and regulations and their interpretation and application.

        Our sale process is subject to the jurisdiction of the U.S. Department of Housing and Urban Development ("HUD"). In connection with the Real Estate Settlement Procedures Act, HUD has recently inquired about our process of referring business to our affiliated mortgage company. We are currently in the process of responding to HUD's inquiry.

We compete on several levels with homebuilders that may have greater sales and financial resources, which could hurt future earnings.

        We compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor often within larger subdivisions designed, planned and developed by other homebuilders. Our competitors include other local regional and national homebuilders, some of which have greater sales and financial resources.

        The competitive conditions in the homebuilding industry could result in:

  •
  difficulty in acquiring suitable land at acceptable prices;

  •
  increased selling incentives;

  •
  lower sales; or

  •
  delays in construction.

        Any of these problems could increase costs and/or lower profit margins.

We may have difficulty in obtaining the additional financing required to operate and develop our business.

        Our operations require significant amounts of cash, and we will be required to seek additional capital, whether from sales of equity or borrowing more money, for the future growth and development of our business. The terms or availability of additional capital is uncertain. Moreover, the indentures governing the debt securities offered hereby and the indentures for our outstanding debt contain provisions that may restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may hinder our future growth and results of operations.

Our future growth may include additional acquisitions that may not be successfully integrated and may not achieve expected benefits.

        Acquisitions have contributed to our growth and are a component of our growth strategy. In March 2005, we announced the Cambridge Homes and Town & Country Homes acquisitions. Consistent with this strategy, we continue to engage in discussions with and evaluate potential acquisition targets, some of which may be significant, although we currently have no binding definitive agreements for any significant acquisitions. In the future, we may acquire other businesses. As a result of these acquisitions, we may need to seek additional financing and integrate product lines, dispersed operations and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings as a result of acquisitions. Our failure to successfully manage future acquisitions could harm our operating results.

Utility shortages and outages or rate fluctuations could have an adverse effect on our operations.

        In prior years, the areas in which we operate in California have experienced power shortages, including periods without electrical power, as well as significant fluctuations in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages/outages and utility rate fluctuations continue. Furthermore, power shortages and outages, such as the blackout that occurred in 2003 in the Northeast, and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes. Our operations may be adversely affected if further rate fluctuations and/or power shortages and outages occur in California, the Northeast or in our other markets.

Geopolitical risks and market disruption could adversely affect our operating results and financial condition.

        Geopolitical events, such as the aftermath of the war with Iraq and the continuing involvement in Iraq, may have a substantial impact on the economy and the housing market. Terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 had an impact on our business and the occurrence of similar events in the future cannot be ruled out. The war and continuing involvement, terrorism and related geopolitical risks have created many economic and political uncertainties, some of which may have additional material adverse effects on the U.S. economy, our customers and, in turn, our results of operations and financial condition.

An active trading market may not develop for the securities offered hereby.

        The securities offered hereby, other than the Class A Common Stock which is already traded on the New York Stock Exchange, will be a new issue of securities and when offered, there may not be an active public trading market for them. Unless otherwise specified in a prospectus supplement, we do not intend to apply for listing of any of the other securities offered hereby on a securities exchange. The liquidity of the trading market in the securities offered hereby, and the market prices quoted for these securities, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, when issued, an active trading market may not develop for the securities offered hereby, other than the Class A Common Stock, you might not be able to sell your securities, other than the Class A Common Stock, or, even if you can sell your securities, you might not be able to sell them at an acceptable price.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

        The debt securities of Hovnanian and K. Hovnanian offered hereby may be guaranteed by the subsidiaries of Hovnanian. Although you may be direct creditors of any guarantors by virtue of any guarantee, existing or future creditors of any guarantor could avoid or subordinate that guarantor's guarantee under the fraudulent conveyance laws if they were successful in establishing that:

  •
  the guarantee was incurred with fraudulent intent; or

  •
  the guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and

  •
  was insolvent at the time of the guarantee;

  •
  was rendered insolvent by reason of the guarantee;

  •
  was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

        The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the above if:

  •
  the sum of the company's debts, including contingent, unliquidated and unmatured liabilities, is greater than all of that company's property at a fair valuation, or

  •
  if the present fair saleable value of the company's asssets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

        We cannot assure you as to what standard a court would apply in order to determine whether a guarantor was "insolvent" as of the date its guarantee was issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that any guarantors were insolvent on that date.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        For purposes of computing the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings from continuing operations before income taxes, plus fixed charges, less interest capitalized. Fixed charges consist of all interest incurred plus the amortization of debt issuance costs and bond discount. Combined fixed charges and preferred stock dividends consist of fixed charges and preferred stock dividends.

        The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Hovnanian for each of the periods indicated.

	Six Months Ended April 30, 2005	Year Ended October 31,
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	7.3	6.3	6.7	4.7	3.1	2.1
Ratio of earnings to combined fixed charges and preferred stock dividends	7.3	6.3	6.7	4.7	3.1	2.1

USE OF PROCEEDS

        Unless otherwise provided in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and each prospectus supplement, the "offered securities", will be used for general corporate purposes, which may include working capital needs, the refinancing of existing indebtedness, expansion of the business and acquisitions. If any of the net proceeds from the offered securities will be used for acquisitions, we will identify the acquisition in the applicable prospectus supplement. Hovnanian will not receive any net proceeds from the sale of any shares of Class A Common Stock offered by the Selling Shareholders.

SELLING SHAREHOLDERS

        Some or all of the shares of Class A Common Stock of Hovnanian being offered pursuant to this prospectus may be offered by selling shareholders. Identification of any selling shareholders will be made in the applicable prospectus supplement. The potential selling shareholders include Kevork S. Hovnanian, Chairman of the Board and Director of Hovnanian and, until July 1997, Chief Executive Officer of Hovnanian, Ara K. Hovnanian, President and Director of Hovnanian and, since July 1997, Chief Executive Officer of Hovnanian, Geaton A. DeCesaris, Jr., until January 2001, Chairman of the Board of Directors, President and Chief Executive Officer of Washington Homes, Inc., a corporation that merged with and into a wholly owned subsidiary of Hovnanian in January 2001, and until July 2003, Director of Hovnanian and Chief Operating Officer and President of Homebuilding Operations of K. Hovnanian, and since July 2003, Director of Hovnanian and President of the Hovnanian Land Investment Group, Geaton A. DeCesaris, Sr., until January 2001 Director and Chairman Emeritus of the Board of Directors of Washington Homes, and Anthony Hugo DeCesaris, until January 2001, Vice President and Maryland Division President for Washington Homes and, since January 2001, Vice President and Maryland Division President of Hovnanian. A selling shareholder may be deemed to be an underwriter in an offering by such selling shareholder.

        The following table sets forth (1) as of June 1, 2005, the Class A Common Stock and Class B Common Stock of Hovnanian beneficially owned by each potential selling shareholder and (2) the number of shares of Class A Common Stock to be offered by each potential selling shareholder and the amount and percentage of Class A Common Stock and Class B Common Stock to be owned after completion of the offering by such potential selling shareholder.

									Class B Common Stock
	Class A Common Stock		Class B Common Stock		Class A Common Stock
										Percent of Class After Offering of Class A Common Stock
	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)	Number of Shares to be Offered		Number of Shares Owned After Offering	Percent of Class After Offering	Number of Shares Owned After Offering of Class A Common Stock
Kevork S. Hovnanian(4)(6)	7,620,424	16.19%	11,687,674	79.61%	9,163,892	(11)	0	0%	10,144,206	69.09%
Ara K. Hovnanian(5)	4,787,200	9.97%	2,106,688	14.35%	5,065,416	(12)	0	0%	1,828,472	12.45%
Geaton A. DeCesaris, Jr.(7)(8)(9)	841,248	1.78%	—	—	841,248		0	0%	—	—
Geaton A. DeCesaris, Sr.(10)	60,000	0.13%	—	—	60,000		0	0%	—	—
A. Hugo DeCesaris(7)	156,068	0.33%	—	—	156,068		0	0%	—	—
Total	13,464,940	27.95%	13,794,362	93.96%	15,286,624		0	0%	11,972,678	81.54%
(1)
Beneficial ownership is determined in accordance with the rules of the Commission and generally attributes ownership to persons who have voting or investment power with respect to the relevant securities. Shares of Common Stock subject to options either currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by these footnotes, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all Class A Common Stock shown as beneficially owned by them.

(2)
The figures in the table in respect of Class A Common Stock do not include the shares of Class B Common Stock beneficially owned by the specified persons, which shares of Class B Common Stock are convertible at any time on a share for a share basis to Class A Common Stock. The figures in the table represent beneficial ownership (including ownership of options, currently exercisable or exercisable within 60 days) and sole voting power and sole investment power except as noted in notes (4) through (10) below.

(3)
Based upon the number of shares outstanding plus options for such shareholder.

(4)
Includes 190,000 shares of Class A Common Stock and 529,124 shares of Class B Common Stock as to which Kevork S. Hovnanian has shared voting power and shared investment power.

(5)
Includes 2,000,000 shares of Class A Common Stock held in a grantor retained annuity trust for Kevork S. Hovnanian (the "GRAT") for which Ara K. Hovnanian is trustee and has a potential remainder interest, and 320,434 shares of Class A Common Stock and 442,534 shares of Class B Common Stock held in family related accounts as to which Ara K. Hovnanian has shared voting power and shared investment power.

(6)
Includes 5,658,826 shares of Class B Common Stock held by the Kevork S. Hovnanian Family Limited Partnership, a Connecticut limited partnership (the "Limited Partnership"), beneficial ownership of which is disclaimed by Kevork S. Hovnanian. Kevork S. Hovnanian's wife, Sirwart Hovnanian, as trustee of the Sirwart Hovnanian 1994 Marital Trust, is the Managing General Partner of the Limited Partnership and as such has the sole power to vote and dispose of the Shares of Class B Common Stock held by the Limited Partnership. Also includes 529,124 shares of Class B Common Stock held in trust for Mr. Hovnanian's daughter over which Sirwart Hovnanian, as trustee, shares with her daughter the power to dispose of and vote. In addition, includes 190,000 shares of Class A Common Stock held in the name of Sirwart Hovnanian over which she has sole power to dispose of and vote. Mr. Hovnanian disclaims beneficial ownership of the shares described in the preceding two sentences.

(7)
Includes shares held jointly with their respective spouses, in part as follows: Geaton A. DeCesaris, Jr. and Josephine A. DeCesaris 841,248; A. Hugo DeCesaris and Julie P. DeCesaris 156,068.

(8)
Includes 200,000 shares of Class A Common Stock held by the DeCesaris Family LLC #1, beneficial ownership of which is disclaimed by Geaton A. DeCesaris, Jr. except to the extent of his pecuniary interest therein.

(9)
Includes 105,740 shares held by The Geaton and Josephine DeCesaris Family Trust, 21,458 shares held by Five Queens, Inc., a subchapter S corporation owned by Geaton A. DeCesaris, Jr.'s children and of which he is the President and 20,000 shares held by the Geaton A. DeCesaris Charitable Remainder Unitrust of which he is the trustee and beneficiary, beneficial ownership of which is disclaimed by Geaton A. DeCesaris, Jr. except to the extent of his pecuniary interest therein.

(10)
Includes 60,000 shares held by The DeCesaris Family GRAT trust.

(11)
Assumes conversion of 1,543,468 shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time on a share for share basis to Class A Common Stock.

(12)
Assumes conversion of 278,216 shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time on a share for share basis to Class A Common Stock.

DESCRIPTION OF DEBT SECURITIES

        The K. Hovnanian debt securities will be unsecured senior, senior subordinated or subordinated debt of K. Hovnanian, will be guaranteed by Hovnanian, may be guaranteed by other subsidiaries of Hovnanian and will be issued:

  •
  in the case of K. Hovnanian Senior Debt Securities, under a Senior Indenture, the "K. Hovnanian Senior Debt Indenture", among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

  •
  in the case of K. Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the "K. Hovnanian Senior Subordinated Debt Indenture", among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

  •
  in the case of K. Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the "K. Hovnanian Subordinated Debt Indenture", among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

The K. Hovnanian Senior Debt Indenture, the K. Hovnanian Senior Subordinated Debt Indenture and the K. Hovnanian Subordinated Debt Indenture are sometimes referred to in this description individually as a "K. Hovnanian Indenture" and collectively as the "K. Hovnanian Indentures".

        The Hovnanian debt securities may be issued either separately, or together with, upon conversion of or in exchange for other securities. The Hovnanian debt securities will be unsecured senior, senior subordinated or subordinated debt of Hovnanian, may be guaranteed by subsidiaries of Hovnanian and will be issued:

  •
  in the case of Hovnanian Senior Debt Securities, under a Senior Indenture, the "Hovnanian Senior Debt Indenture", among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

  •
  in the case of Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the "Hovnanian Senior Subordinated Debt Indenture", among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

  •
  in the case of Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the "Hovnanian Subordinated Debt Indenture", among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

        The Hovnanian Senior Debt Indenture, The Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to in this document individually as a "Hovnanian Indenture" and collectively as the "Hovnanian Indentures".

        The K. Hovnanian Senior Indenture and the Hovnanian Senior Indenture are sometimes referred to individually as a "Senior Debt Indenture" and collectively as the "Senior Debt Indentures". The K. Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Senior Subordinated Debt Indenture are sometimes referred to individually as a "Senior Subordinated Debt Indenture" and collectively as the "Senior Subordinated Debt Indentures". The K. Hovnanian Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to individually as a "Subordinated Debt Indenture" and collectively as the "Subordinated Debt Indentures". The K. Hovnanian Indentures and the Hovnanian Indentures are sometimes referred to individually as an "Indenture" and collectively as the "Indentures".

        None of the Indentures limits the amount of debt securities that may be issued thereunder, and the Indentures provide that the debt securities may be issued from time to time in one or more series. The Indentures permit the appointment of a different trustee for each series of debt securities. The Indentures are filed as exhibits to the registration statement, of which this prospectus is a part. The following summaries of selected provisions of the Indentures and the debt securities do not purport to be complete, and, while Hovnanian and K. Hovnanian believe the descriptions of the material provisions of the Indentures and debt securities contained in this prospectus are accurate summaries of those material provisions, these summaries are subject to the detailed provisions of the applicable Indenture to which we refer for a full description of those provisions, including the definition of some terms. Section references in parentheses below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, those sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by the reference. The Indentures are substantially identical, except for provisions relating to Hovnanian's guarantee and to subordination. For purposes of the summaries set forth below, "issuer" shall refer to K. Hovnanian in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures and to Hovnanian in the case of the Hovnanian Debt Securities and the Hovnanian Indentures. "Obligors" refers to Hovnanian and any subsidiaries of Hovnanian, as guarantors, the "guarantors", in the case of the Hovnanian Debt Securities and the Hovnanian Indentures, and K. Hovnanian and Hovnanian and any subsidiaries of Hovnanian, as guarantors, the "guarantors", in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures.

Provisions Applicable to Senior, Senior Subordinated and Subordinated Debt Securities

        General.    Hovnanian debt securities will be unsecured senior, senior subordinated or subordinated obligations of Hovnanian and K. Hovnanian debt securities will be unsecured senior, senior subordinated or subordinated obligations of K. Hovnanian, except that, under specified circumstances, K. Hovnanian may be released from these obligations. See "Condition for Release of K. Hovnanian". Except as described in the applicable prospectus supplement, none of the Indentures limits the payment of dividends by or the acquisition of stock of Hovnanian or K. Hovnanian. Except to the extent described in any prospectus supplement, the Indentures do not, and the debt securities will not, contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control of Hovnanian or a highly leveraged transaction by Hovnanian.

        We refer to the prospectus supplement for the following terms of and information relating to the debt securities being offered, the "Offered Debt Securities", to the extent these terms are applicable to Offered Debt Securities:

  •
  the title of the Offered Debt Securities;

  •
  classification as K. Hovnanian Senior Debt Securities, K. Hovnanian Senior Subordinated Debt Securities, K. Hovnanian Subordinated Debt Securities, Hovnanian Senior Debt Securities, Hovnanian Senior Subordinated Debt Securities or Hovnanian Subordinated Debt Securities, aggregate principal amount, purchase price and denomination, and whether the Offered Debt Securities will be guaranteed by the subsidiary guarantors of Hovnanian as described under "Description of Guarantees" below;

  •
  the date or dates on which the Offered Debt Securities will mature;

  •
  the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of the Offered Debt Securities may be calculated;

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  the interest rate or rates, or the method by which it will be determined, and the date or dates from which the interest, if any, will accrue;

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  the date or dates on which the interest, if any, will be payable;

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  the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer;

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  the right, if any, or obligation, if any, of Hovnanian or K. Hovnanian to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices or the method by which such price or prices will be determined, or both at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to the obligation;

  •
  the terms for conversion or exchange, if any, of the Offered Debt Securities;

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  any provision relating to the issuance of the Offered Debt Securities at an original issue discount;

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  if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which those amounts will be determined;

  •
  any applicable United States federal income tax consequences;

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  the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable;

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  the trustee with respect to the series of Offered Debt Securities; and

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  any other specific terms of the Offered Debt Securities, including any deleted, modified or additional Events of Default or remedies or additional covenants provided with respect to the Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

        Unless otherwise specified in any prospectus supplement, the debt securities will be issuable in registered form and in denominations of $1,000 and any integral multiple thereof, see Section 2.7. No service charge will be made for any transfer or exchange of any debt securities but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge, payable in connection therewith, see Section 2.8.

        Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to discounted debt securities or to some debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

        In determining whether the holders of the requisite aggregate principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of debt securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of the determination upon a declaration of acceleration of the maturity thereof.

        Description of Guarantees.    Hovnanian will fully and unconditionally guarantee, pursuant to the K. Hovnanian Indentures, the due and prompt payment of the principal of and premium, if any, and interest on the K. Hovnanian Debt Securities when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, call for redemption or otherwise. Debt securities of Hovnanian may be guaranteed by, and debt securities of K. Hovnanian may be further guaranteed by, the subsidiaries of Hovnanian, the "subsidiary guarantees", that also guaranty Hovnanian's revolving credit agreement at the time of issuance of the debt securities, the "subsidiary guarantors". Under the terms of Hovnanian's amended and restated revolving credit agreement, dated June 14, 2005, the subsidiary guarantors consist of all of Hovnanian's significant subsidiaries other than its financial services subsidiaries, joint ventures and certain other subsidiaries. If debt securities are guaranteed by subsidiary guarantors, that guarantee will be set forth in a supplemental indenture.

        Payments with respect to the guarantee by Hovnanian of the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Hovnanian to the same extent and manner that payments with respect to the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of K. Hovnanian as described under "Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities" below. Likewise, payments with respect to subsidiary guarantees of Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of each such subsidiary guarantor to the same extent and manner that payments with respect to the Senior Subordinated Debt Securities and Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the issuer of such debt securities as described under "Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities" below.

        Global Securities.    The debt securities of a series may be issued in whole or in part in the form of one or more global securities, the "global securities", that will be deposited with or on behalf of a depositary, "the depositary", identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security:

  •
  may not be transferred except as a whole; and

  •
  may only be transferred

  •
  by the depositary for the global security to its nominee,

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  •
  by the depositary or any nominee to a successor depositary or nominee of the successor depositary, see Section 2.8.

        The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. Hovnanian and K. Hovnanian anticipate that the following provisions generally will apply to all depositary arrangements.

        Upon the issuance of a global security, the depositary for that global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with such depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to those debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary, participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

        As long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by that global security for all purposes under the Indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any of those debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing those debt securities.

        Payment of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Hovnanian and K. Hovnanian expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium, if any, and interest, if any, in respect of a global security representing any of those debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for those securities as shown on the records of such depositary or its nominee. Hovnanian and K. Hovnanian also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants. Neither Hovnanian, K. Hovnanian, the trustee for such debt securities, any paying agent nor the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

        If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the issuer within 90 days, the issuer will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. In addition, an issuer may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by a global security and, in such event, will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. Further, if an issuer so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to the issuer, the trustee and the depositary for the global security, receive individual debt securities of the applicable series in exchange for beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In this instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the applicable global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable prospectus supplement relating to that series of debt securities, of $1,000 and integral multiples thereof.

        Events of Default.    Unless otherwise specified in the applicable prospectus supplement, an Event of Default is defined under each Indenture with respect to the debt securities of any series issued under the applicable Indenture as being:

  •
  default in the payment of principal of or premium, if any, with respect to debt securities of the applicable series when due;

  •
  default in the payment of any installment of interest on any of the debt securities of that series when due, continued for 30 days;

  •
  default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to debt securities of that series when due;

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  default in the performance of any other covenant of any of the obligors' applicable to debt securities of that series, continued for 90 days after written notice to the obligors by the trustee or to the obligors and the trustee, by the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding requiring the same to be remedied; and

  •
  specified events of bankruptcy, insolvency or reorganization of the issuer, see Section 5.1.

        If any Event of Default shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to Hovnanian or K. Hovnanian, as applicable, and to the trustee, if given by the holders, may declare the principal, or, in the case of any series of debt securities originally issued at a discount from their stated principal amount, the portion of the principal amount as may be specified in the terms of that series, of all of the debt securities of that series and the interest, if any, accrued thereon to be due and payable immediately. The declaration described in the preceding sentence may be rescinded by notice in writing to Hovnanian or K. Hovnanian, as applicable, and the trustee by holders of a majority in aggregate principal amount of the debt securities of the series then outstanding. This rescission will rescind and annul any declaration made pursuant to the first sentence of this paragraph and its consequences if all defaults under such Indenture are cured or waived, see Section 5.1.

        Each Indenture provides that no holder of any series of debt securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, that Indenture, unless

  •
  the holder previously gave the trustee written notice of default and of the continuance thereof;

  •
  the holders of not less than 25% in aggregate principal amount of the applicable series of debt securities then outstanding made written request to the trustee to institute the suit, action or proceeding and offered to the trustee reasonable indemnity as it may require with respect thereto; and

  •
  the trustee, for 60 days after its receipt of the notice, request and offer of indemnity, neglected or refused to institute any action, suit or proceeding;

Subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right, described in the above bullet points, of any holder of any debt security to receive payment of the principal of, premium, if any, or interest, if any, on that debt security, on or after the respective due dates, or to institute suit for the enforcement of any payment shall not be impaired or affected without the consent of the holder, see Section 5.4.

        The holders of a majority in aggregate principal amount of the debt securities of the series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that the trustee may decline to follow that direction if the trustee determines that the action or proceeding is unlawful or would involve the trustee in personal liability, see Section 5.7.

        Hovnanian and/or K. Hovnanian, as applicable, are required to furnish annually to the trustee a certificate as to compliance by Hovnanian and/or K. Hovnanian, as applicable, with all conditions and covenants under each Indenture, see Section 4.3.

        Discharge and Defeasance.    Unless otherwise specified in the applicable prospectus supplement, Hovnanian and/or K. Hovnanian, as applicable, can discharge or defease their respective obligations with respect to any series of debt securities as described below, see Article Ten.

        Hovnanian or K. Hovnanian, as applicable, may discharge all of its obligations, except those described below, to holders of any series of debt securities issued under any Indenture that have not already been delivered to the trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year or scheduled for redemption within one year, by irrevocably depositing with the trustee cash or U.S. Government Obligations, as defined in the Indenture, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of that series and to make any mandatory sinking fund payments, if any, thereon when due.

        Unless otherwise provided in the applicable prospectus supplement, Hovnanian or K. Hovnanian, as applicable, may also elect at any time to defease and be discharged from all of its obligations, except those described below, to holders of any series of debt securities issued under each Indenture, "defeasance", or be released from all of their obligations with respect to specified covenants applicable to any series of debt securities issued under each Indenture, "covenant defeasance", if, among other things:

  •
  Hovnanian or K. Hovnanian, as applicable, irrevocably deposit with the trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of the applicable series and to make any mandatory sinking fund payments, if any, thereon when due and those funds have been so deposited for 91 days;

  •
  the deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which either Hovnanian or K. Hovnanian, as applicable, is a party or by which it is bound; and

  •
  Hovnanian or K. Hovnanian, as applicable, deliver to the trustee an opinion of counsel to the effect that the holders of the applicable series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the United States federal income tax treatment of the holders' principal of and interest payments, if any, on that series of debt securities.

In the case of defeasance, the opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the debt securities of such series, because this result would not occur under current tax law, see Section 10.1.

        Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of any series of debt securities:

  •
  rights of registration of transfer and exchange of debt securities of the applicable series;

  •
  rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of the applicable series;

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  rights of holders of debt securities of the applicable series to receive payments of principal thereof, premium, if any, and interest, if any, thereon, upon the original due dates therefore, but not upon acceleration, and to receive mandatory sinking fund payments thereon when due, if any;

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  rights, obligations, duties and immunities of the trustee;

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  rights of holders of debt securities of a series as beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

  •
  obligations of Hovnanian or K. Hovnanian, as applicable, to maintain an office or agency in respect of debt securities of the series, see Section 10.1.

        Hovnanian or K. Hovnanian, as applicable, may exercise the defeasance option with respect to any series of debt securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercise the defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated because of an Event of Default with respect to that series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercise the covenant defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on the series of debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

        Modification of the Indenture.    Each Indenture provides that the obligors and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

  •
  evidence the assumption by a successor entity of the obligations of any of the obligors under that Indenture,

  •
  add covenants or new events of default for the protection of the holders of the debt securities,

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  cure any ambiguity or defect or correct any inconsistency in the Indenture;

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  establish the form and terms of debt securities of any series;

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  evidence the acceptance of appointment by a successor trustee;

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  in the case of Senior Debt Securities, secure those debt securities;

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  designate a bank or trust company other than the trustee specified in the applicable prospectus supplement to act as trustee for a series of debt securities;

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  subject to the following paragraph, modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, debt securities not yet issued and outstanding on the date of the supplemental indenture;

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  provide for the issuance of debt securities of any series in coupon form and exchangeability of those debt securities for fully registered debt securities;

  •
  modify, eliminate or add to the provisions of the Indenture as necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939 and to add provisions expressly permitted by that Act; and

  •
  modify the provisions to provide for the denomination of debt securities in foreign currencies that will not adversely affect the interests of the holders of the debt securities in any material respect, see Section 8.1.

        Each Indenture also contains provisions permitting the obligors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable Indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities of that series; provided that the obligors and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

  •
  extend the stated final maturity of any debt security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest, if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the issuer, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or make any change adverse to the interests of the holders in the terms and conditions of the guarantee by Hovnanian or the subsidiary guarantees; or

  •
  reduce the stated percentage in aggregate principal amount of debt securities of any series issued under the Indenture, see Section 8.2.

        Consolidation, Merger, Sale or Conveyance.    Except as otherwise provided in the applicable prospectus supplement, the K. Hovnanian Indentures provide that K. Hovnanian or Hovnanian may, and the Hovnanian Indentures provide that Hovnanian may, without the consent of the holders of debt securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership organized under the laws of the United States, provided that:

  •
  the successor corporation or partnership assumes all obligations of K. Hovnanian or Hovnanian, as the case may be, by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to that trustee, under the Indentures and the debt securities,

  •
  immediately after giving effect to the consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

  •
  certain other conditions are met, see Section 9.1.

        Condition for Release of K. Hovnanian.    Except as otherwise provided in a prospectus supplement, each K. Hovnanian Indenture provides that K. Hovnanian may be released from its obligations under the K. Hovnanian Indenture and the K. Hovnanian debt securities, without the consent of the holders of the K. Hovnanian debt securities of any series, if Hovnanian or any successor to Hovnanian has assumed the obligations of K. Hovnanian under those K. Hovnanian Debt Securities. In the event of the release, a taxable sale or exchange of a debt security for a new debt security will be deemed to occur. As a result, a holder of a debt security may recognize gain or loss on the sale or exchange and may be required to include in income different amounts during the remaining term of the debt security than would have been included absent the release.

        Certain Definitions.    Except as otherwise provided in a prospectus supplement, the definitions listed below are applicable to the discussions of the Indentures, see Article One.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets included on the most recent consolidated balance sheet of Hovnanian or K. Hovnanian, as applicable, and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

        "Indebtedness," with respect to any person, means, without duplication:

  •
  the principal of and premium, if any, and interest, if any, on indebtedness for money borrowed of that person, indebtedness of that person evidenced by bonds, notes, debentures or similar obligations, and any guaranty by that person of any indebtedness for money borrowed or indebtedness evidenced by bonds, notes, debentures or similar obligations of any other person, whether the indebtedness or guaranty is outstanding on the date of the Indenture or is thereafter created, assumed or incurred;

  •
  obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  •
  the principal of and premium, if any, and interest, if any, on indebtedness incurred, assumed or guaranteed by that person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets;

  •
  lease obligations of that person capitalized in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or other generally accepted accounting principles as may be from time to time in effect;

  •
  any indebtedness of that person representing the balance deferred and unpaid of the purchase price of any property or interest therein, except any balance that constitutes an accrued expense or trade payable and any guaranty, endorsement or other contingent obligation of that person in respect of any indebtedness of another that is outstanding on the date of the Indenture or is thereafter created, assumed or incurred by, that person;

  •
  obligations of that person under interest rate, commodity or currency swaps, caps, collars, options and similar arrangements; and

  •
  any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in the above bullet points.

        "Restricted Subsidiary" means any Subsidiary of Hovnanian or K. Hovnanian, as applicable, other than an Unrestricted Subsidiary, and any Subsidiary of Hovnanian or K. Hovnanian, as applicable, that was an Unrestricted Subsidiary but which, subsequent to the date of the Indentures, is designated by the board of directors of Hovnanian or K. Hovnanian, as applicable, to be a Restricted Subsidiary; provided, however, that Hovnanian or K. Hovnanian, as applicable, may not designate any Subsidiary to be a Restricted Subsidiary if Hovnanian would thereby breach any covenant or agreement contained in the Indentures, on the assumptions that any outstanding Indebtedness of the Subsidiary was incurred at the time of the designation.

        "Subsidiary" of any specified Person means any corporation of which that Person, or that Person and one or more Subsidiaries of that Person, or any one or more Subsidiaries of that Person, directly or indirectly own voting securities entitling any one or more of that Person and its Subsidiaries to elect a majority of the directors, either at all times, or, so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

        "Unrestricted Subsidiary" means:

  •
  any Subsidiary of Hovnanian acquired or organized after the date of the Indentures, provided, however, that this Subsidiary shall not be a successor, directly or indirectly, to any Restricted Subsidiary; and

  •
  any Subsidiary of Hovnanian substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clause the above bullet point, unless and until that Subsidiary is designated to be a Restricted Subsidiary pursuant to the definition of "Restricted Subsidary" above.

Provisions Applicable Solely to Senior Debt Securities

        General.    Senior Debt Securities will be issued under a Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the issuer of such Senior Debt Securities. At April 30, 2005, Hovnanian had an aggregate of $505.1 of Indebtedness outstanding, which would be subordinated to Senior Debt Securities.

        Limitations on Liens.    The Senior Debt Indentures provide that, so long as any Senior Debt Securities are outstanding, Hovnanian will not, and will not permit any Restricted Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by Hovnanian or any Restricted Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding Senior Debt Securities will be equally and ratably secured.

        Under the terms of the Senior Debt Indentures, the limitation described above does not apply to:

  •
  any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by Hovnanian or any Restricted Subsidiary or within one year after that time to secure all or a portion of the purchase price for the property or assets;

  •
  any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by Hovnanian or any Restricted Subsidiary, whether or not the obligations secured thereby are assumed by Hovnanian or any Restricted Subsidiary;

  •
  any mortgage, pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation or other entity that becomes a Restricted Subsidiary after the date of the Senior Debt Indenture, provided that

  1)
  the instrument creating the mortgage, pledge, security interest, lien or encumbrance was in effect prior to the time the corporation or other entity becomes a Restricted Subsidiary, and

  2)
  the mortgage, pledge, security interest, lien or encumbrance will only apply to properties or assets owned by the corporation or other entity at the time it becomes a Restricted Subsidiary or thereafter acquired by it from sources other than Hovnanian or another Restricted Subsidiary;

  •
  any mortgage, pledge, security interest, lien or encumbrance in favor of Hovnanian or any wholly-owned Subsidiary of Hovnanian;

  •
  any mortgage, pledge, security interest, lien or encumbrance created or assumed by Hovnanian or a Restricted Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of the security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by Hovnanian or a Subsidiary;

  •
  any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in the bullet points above on substantially the same property or assets theretofore subject thereto;

  •
  any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 20% of Consolidated Net Tangible Assets;

  •
  deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business;

  •
  mechanics', materialmen's, warehousemen's, carriers' or other like liens arising in the ordinary course of business securing obligations that are not overdue for a period longer than 30 days or that are being contested in good faith by appropriate proceedings;

  •
  liens for taxes, assessments or other governmental charges not yet payable or being contested in good faith and as to which adequate reserves will have been established in accordance with generally accepted accounting principles;

  •
  non-recourse mortgages on Income Producing Properties securing Indebtedness;

  •
  liens on assets of a Mortgage Subsidiary to secure only a Warehouse Line of Credit provided to that Subsidiary;

  •
  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business; or

  •
  liens in connection with capital leases or sale leaseback transactions not securing any other indebtedness.

For the purpose of this "Limitations on Liens" provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease and any lease of property or assets not acquired from Hovnanian or any Restricted Subsidiary in contemplation of that lease will be treated as though the lessee had purchased the property or assets from the lessor, see Section 3.6 of the Senior Debt Indentures.

Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities

        Subordination.    The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Subordinated Debt Indentures, to all Senior Indebtedness. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Senior Subordinated Debt Indentures, to all Senior Indebtedness of the obligors. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the obligors that is neither Senior Indebtedness of the obligors nor Senior Subordinated Indebtedness and only Indebtedness of the obligors that is Senior Indebtedness of the obligors will rank senior to the

Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indentures.

        "Senior Indebtedness" of the obligors is defined in the Subordinated Debt Indentures and the Senior Subordinated Debt Indentures as Indebtedness of the obligors outstanding at any time, other than the Indebtedness evidenced by the debt securities of any series, except:

  •
  any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the Indebtedness is not senior or prior in right of payment to the debt securities or is pari passu or subordinate by its terms in right of payment to the debt securities;

  •
  renewals, extensions and modifications of any such Indebtedness;

  •
  any Indebtedness of the obligors to a wholly-owned Subsidiary of the obligors;

  •
  interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless that interest is an allowed claim enforceable against the Obligor in a proceeding under federal or state bankruptcy laws; and

  •
  trade payables.

        "Senior Subordinated Indebtedness" is defined in the Hovnanian Senior Subordinated Debt Indenture as the Hovnanian Senior Subordinated Debt Securities and any other Indebtedness of Hovnanian that ranks pari passu with the Hovnanian Senior Subordinated Debt Securities. Any Indebtedness of Hovnanian that is subordinate or junior by its terms in right of payment to any other Indebtedness of Hovnanian will be subordinate to Senior Subordinated Indebtedness of Hovnanian unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that this Indebtedness is to rank pari passu with other Senior Subordinated Indebtedness of Hovnanian and is not subordinated by its terms to any Indebtedness of Hovnanian that is not Senior Indebtedness of Hovnanian.

        "Senior Subordinated Indebtedness" is defined in the K. Hovnanian Senior Subordinated Debt Indenture as the K. Hovnanian Senior Subordinated Debt Securities, the guarantee of Hovnanian and any other Indebtedness of K. Hovnanian or Hovnanian that ranks pari passu with the K. Hovnanian Senior Subordinated Debt Securities. Any Indebtedness of K. Hovnanian or Hovnanian that is subordinate or junior by its terms in right of payment to any other Indebtedness of K. Hovnanian or Hovnanian will be subordinate to Senior Subordinated Indebtedness unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness will rank pari passu with other Senior Subordinated Indebtedness and is not subordinated by its terms to any Indebtedness of K. Hovnanian or Hovnanian, which is not Senior Indebtedness of K. Hovnanian or Senior Indebtedness of Hovnanian.

        "Subordinated Indebtedness" of the obligors means the Senior Subordinated Debt Securities, the subsidiary guarantees, any other Senior Subordinated Indebtedness of the obligors and any other Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness of the obligors.

        If:

  •
  Hovnanian or K. Hovnanian, as applicable, should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or

  •
  any other default with respect to Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, occurs and the maturity of the Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of the default to Hovnanian or K. Hovnanian, as applicable, by the holders of the Senior Indebtedness or any trustee therefor, unless and until the default is cured or waived or has ceased to exist or the acceleration has been rescinded, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the Subordinated Debt Securities other than those made in capital stock of Hovnanian, or cash in lieu of fractional shares thereof, see Sections 13.1 and 13.4 of the Senior Subordinated Debt Indentures and Sections 13.1 and 13.4 of the Subordinated Debt Indentures.

        If any default, other than a default described in the bullet points directly above, occurs under the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs, a "Senior Nonmonetary Default", then, upon the receipt by Hovnanian or K. Hovnanian, as applicable, and the trustee of written notice thereof, a "payment notice", from or on behalf of holders of 25% or more of the aggregate principal amount of Senior Indebtedness specifying an election to prohibit the payment and other action by Hovnanian or K. Hovnanian, as applicable, in accordance with the following provisions of this paragraph Hovnanian or K. Hovnanian, as applicable, may not make any payment or take any other action that would be prohibited by the bullet points directly above during the period, the "payment blockage period" commencing on the date of receipt of the payment notice and ending on the earlier of

  •
  the date, if any, on which the holders of such Senior Indebtedness or their representative notify the trustee that the Senior Nonmonetary Default is cured, waived or ceases to exist or the Senior Indebtedness to which the Senior Nonmonetary Default relates is discharged, or

  •
  the 179th day after the date of receipt of the payment notice.

        Notwithstanding the provisions described in the immediately preceding bullet points, Hovnanian or K. Hovnanian, as applicable, may resume payments on the Senior Subordinated Debt Securities and the Subordinated Debt Securities after the payment blockage period.

        If

  •
  without the consent of Hovnanian or K. Hovnanian, as applicable, a receiver, conservator, liquidator or trustee of Hovnanian or K. Hovnanian, as applicable, or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and the decree or order remains in effect for more than 60 days, Hovnanian or K. Hovnanian, as applicable, is adjudicated bankrupt or insolvent, any of its property is sequestered by court order and that order remains in effect for more than 60 days, or a petition is filed against Hovnanian or K. Hovnanian, as applicable, under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing;

  •
  Hovnanian or K. Hovnanian, as applicable:

  •
  commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

  •
  consents to any such relief or to the appointment of or taking possession by any of the above officials in an involuntary case or other proceeding commenced against it;

    •
    fails generally to, or cannot, pay its debts generally as they become due;

    •
    takes any corporate action to authorize or effect any of the foregoing; or

  •
  any Subsidiary of the obligor takes, suffers or permits to exist any of the events or conditions referred to in any of the above bullet points,

then all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of any proceedings, will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by the obligor to any holder of Senior Subordinated Debt Securities or Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be.

        Any payment or distribution, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the obligor then outstanding and to any securities issued in respect thereof under a plan of reorganization or readjustment, that would otherwise, but for the subordination provisions, be payable or deliverable in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of the obligor in accordance with the priorities then existing among such holders until all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of proceedings, has been paid in full. In the event of any proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the obligor, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the obligor ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of Hovnanian or K. Hovnanian, as applicable, the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the obligor ranking junior to the Senior Subordinated Debt Securities, including the Subordinated Debt Securities, and such other obligations, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

        If any payment or distribution of any character, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding and to any securities issued in respect thereof under the plan of reorganization or readjustment, will be received by the trustee, or any holder of any Senior Subordinated Debt Securities or Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding in accordance with the priorities then existing among the holders for application to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, remaining unpaid to the extent necessary to pay all the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, in full, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

        By reason of the subordination, in the event of the insolvency of Hovnanian or K. Hovnanian, as applicable, holders of Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, may receive more, ratably, than holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities of Hovnanian or K. Hovnanian, as applicable. Subordination will not prevent the occurrence of any Event of Default, as defined in the Indentures, or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities.

Concerning the Trustee

        Information concerning the trustee for a series of debt securities will be set forth in the prospectus supplement relating to that series of debt securities. Hovnanian, K. Hovnanian and certain of Hovnanian's other subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the trustee under an Indenture and its affiliates in the ordinary course of business. The trustee under an Indenture or its affiliates may participate as underwriters, agents or dealers in any offering of K. Hovnanian debt securities and/or Hovnanian debt securities.

DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of Hovnanian is 230,100,000 shares consisting of 200,000,000 shares of Class A Common Stock, par value $.01 per share, the "Class A Common Stock", 30,000,000 shares of Class B Common Stock, par value $.01 per share, the "Class B Common Stock", and 100,000 shares of Preferred Stock, par value $.01 per share, the "Preferred Stock", in the series and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the board of directors for each series. The following summary description of certain provisions of Hovnanian's Amended Certificate of Incorporation, the "Certificate of Incorporation", and Restated By-laws does not purport to be complete and is qualified in its entirety by reference to those provisions.

Common Stock

        As of June 1, 2005, 47,076,426 shares of Class A Common Stock and 14,681,657 shares of Class B Common Stock were issued and outstanding. The Class A Common Stock is traded on the New York Stock Exchange. There is no established public trading market for the Class B Common Stock. In order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis. Any offering of common stock made hereby will consist only of Class A Common Stock. The outstanding Class A Common Stock is, and any Class A Common Stock offered pursuant to this prospectus and any prospectus supplement when issued and paid for will be, fully paid and non-assessable.

        Dividends.    Dividends on the Class A Common Stock will be paid if, when and as determined by the board of directors of Hovnanian out of funds legally available for this purpose. Some debt instruments to which Hovnanian is a party contain restrictions on the payment of cash dividends. Under the terms of Hovnanian's amended and restated revolving credit agreement, dated June 14, 2005, and other outstanding indebtedness, approximately $426.5 million of retained earnings would have been free of restrictions on the payment of cash dividends at April 30, 2005. The amount of any regular cash dividend payable on a share of Class A Common Stock will be an amount equal to 110% of the corresponding regular cash dividend payable on a share of Class B Common Stock. Hovnanian has never paid cash dividends nor does it currently intend to pay cash dividends.

        Voting Rights.    Holders of Class A Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders. Holders of Class B Common Stock are entitled to ten votes per share.

        Liquidation Rights.    After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably as a single class in the distribution of all remaining net assets.

        Preemptive and Other Rights.    The holders of Class A Common Stock do not have preemptive rights as to additional issues of common stock or conversion rights. The shares of Class A Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions. The rights, preferences and privileges of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holder of shares of any series of Preferred Stock that Hovnanian may designate and issue in the future.

Preferred Stock

        The Certificate of Incorporation authorizes the Board of Directors to issue from time to time up to 100,000 shares of Preferred Stock, in one or more series, and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the board of directors for each series. There are currently no shares of Preferred Stock issued and outstanding. The Preferred Stock may be used by Hovnanian's board of directors without further action by Hovnanian's stockholders as an anti-takeover device.

        The applicable prospectus supplement will describe the terms of any preferred stock that may be offered, including the number of shares, dividend rate and dividend period, liquidation value, voting rights, dividend and liquidation preferences, redemption terms, whether depositary shares representing fractional interests will be offered, and any other rights, privileges and limitations thereof.

DESCRIPTION OF DEPOSITARY SHARES

        The following briefly summarizes the material provisions of the deposit agreement, the depositary shares and the depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Hovnanian and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement or supplements.

        The form of deposit agreement, including the form of depositary receipt, is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        Hovnanian may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Hovnanian will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Hovnanian and a bank or trust company selected by Hovnanian having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to the registered holder purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

        Shares of preferred stock represented by depositary shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the principal office of the preferred stock depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of preferred stock and any money or property represented by such depositary shares. Only whole shares of preferred stock may be withdrawn; if a holder holds an amount of depositary shares in excess of whole shares of preferred stock, the preferred stock depositary will deliver along with the withdrawn shares of preferred stock a new depositary receipt evidencing the excess number of depositary shares. Except as described in the deposit agreement, holders of withdrawn shares of preferred stock will not be entitled to redeposit such shares or to receive depositary shares.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

        The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with Hovnanian's approval, sell such property and distribute the net proceeds from such sale to such holders.

        If Hovnanian offers to the holders of a series of preferred stock represented by the depositary shares any rights, preferences or privileges to subscribe for or to purchase any securities or of any other nature, the preferred stock depositary will make such rights, preferences or privileges available to the record holders of depositary shares either by the issue of warrants representing such rights, preferences or privileges or by such other method as approved by the preferred stock depositary and Hovnanian. If the preferred stock depositary determines that this is not lawful or feasible or if it is instructed by a holder that such holder does not want to exercise such rights, preferences or privileges, it may, with Hovnanian's approval, sell such rights, preferences or privileges and distribute the net proceeds from such sale to the holders of depositary shares entitled thereto.

Redemption of Preferred Stock

        If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever Hovnanian redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by such other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

        Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will endeavor, as practicable, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

        Hovnanian will agree to take all actions that the preferred stock depositary may deem necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Changes Affecting Preferred Stock

        Upon any change in par or stated value, split-up, combination or any other reclassification of the series of preferred stock represented by the depositary shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting Hovnanian or to which it is a party, the preferred stock depositary may in its discretion, with the approval and instructions of Hovnanian, and in such manner as the preferred stock depositary may deem equitable, treat any securities which shall be received by the preferred stock depositary in exchange for or upon conversion of or in respect of such preferred stock as new deposited securities received in exchange for or upon conversion or in respect of such preferred stock and make such adjustments in:

  •
  the fraction of an interest represented by one depositary share in one share of such preferred stock; and

  •
  the ratio of the redemption price per depositary share to the redemption price of a share of such preferred stock,

in each case as may be necessary to fully reflect the effects of such change.

        With the approval of Hovnanian, the preferred stock depositary may execute and deliver additional depositary receipts, or may call for the surrender of all outstanding depositary receipts to be exchanged for new depositary receipts specifically describing such new deposited securities.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Hovnanian and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if

  •
  all outstanding depositary shares have been redeemed; or

  •
  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Hovnanian.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        Hovnanian will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Hovnanian also will pay charges of the depositary in connection with the deposit of preferred stock and any redemption of preferred stock. The amount paid as dividends or otherwise distributable by the preferred stock depositary with respect to the depositary shares or the underlying preferred stock will be reduced by any amounts required to be withheld by Hovnanian or the preferred stock depositary on account of taxes or other governmental charges. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts. The preferred stock depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or shares of preferred stock, until such taxes or other governmental charges are paid.

Transfer, Surrender and Exchange

        Depositary receipts may be transferred, surrendered or exchanged in accordance with the deposit agreement. The preferred stock depositary, its agents or Hovnanian may require a holder, among other things, to furnish appropriate endorsements and transfer documents. The preferred stock depositary is not required to accept deposits of preferred stock or to register transfers, surrenders or exchanges of depositary shares during any period when the register of stockholders of Hovnanian is closed or in order to comply with any requirement of law, government or governmental body, commission or the deposit agreement.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to Hovnanian notice of its intent to do so, and Hovnanian may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from Hovnanian which are delivered to the preferred stock depositary and which Hovnanian is required to furnish to the holders of the deposited preferred stock.

        Neither the preferred stock depositary nor Hovnanian will be liable if it or Hovnanian are prevented or delayed by law or any circumstances beyond its or Hovnanian's control in performing its or Hovnanian's obligations under the deposit agreement. Hovnanian's obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of Hovnanian's and their duties thereunder, and neither Hovnanian nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Hovnanian and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Concerning the Preferred Stock Depositary

        Information concerning the preferred stock depositary for a series of preferred stock represented by depositary shares will be set forth in the prospectus supplement relating to that series of preferred stock. Hovnanian and certain of its subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the preferred stock depositary and its affiliates in the ordinary course of business. The preferred stock depositary or its affiliates may participate as underwriters, agents or dealers in any offering of depositary shares.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        Hovnanian may issue Stock Purchase Contracts representing contracts obligating holders to purchase from Hovnanian and Hovnanian to sell to the holders a specified number of shares of Class A Common Stock, Preferred Stock or depositary shares at a future date or dates. The price per share of Class A Common Stock, Preferred Stock or depositary shares may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts.

        The Stock Purchase Contracts may be issued separately or as a part of units, often known as Stock Purchase Units, consisting of a Stock Purchase Contract and either

  •
  debt securities, or

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  debt obligations of third parties, including U.S. Treasury securities,

securing the holder's obligations to purchase the Class A Common Stock, Preferred Stock or depositary shares under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid Stock Purchase Contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder's obligations under the original Stock Purchase Contract.

        The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities. The description in the prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, which will be filed with the Commission promptly after the offering of such Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities.

DESCRIPTION OF WARRANTS

        Hovnanian may issue warrants, including warrants to purchase Class A Common Stock, Preferred Stock or Depositary Shares and warrants to purchase Hovnanian debt securities. K. Hovnanian may issue warrants to purchase K. Hovnanian Debt Securities. All obligations of K. Hovnanian under the K. Hovnanian warrants will be fully and unconditionally guaranteed by Hovnanian. Warrants may be issued independently of or together with any other securities and may be attached to or separate from such securities. Obligations of Hovnanian and K. Hovnanian under the warrants may be guaranteed by the subsidiary guarantors. Each series of warrants will be issued under a separate warrant agreement, each a "warrant agreement" to be entered into among Hovnanian and/or K. Hovnanian and any subsidiary guarantors and a warrant agent, the "warrant agent". The warrant agent will act solely as an agent of Hovnanian and/or K. Hovnanian in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants. The following describes some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

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  the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  the price at which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  the minimum or maximum amount of the warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of certain United States Federal income tax considerations; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

PLAN OF DISTRIBUTION

        Hovnanian, K. Hovnanian and the selling shareholders may sell the securities to or through underwriters or dealers, and also may sell the offered securities directly to one or more other purchasers or through agents. The applicable prospectus supplement will list the names of any underwriters or agents involved in the sale of the offered securities and any applicable commissions or discounts.

        Underwriters, dealers or agents may offer and sell the offered securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In connection with the sale of the securities, underwriters or agents may be deemed to have received compensation from Hovnanian, K. Hovnanian or the selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        The Preferred Stock, depositary shares, debt securities, stock purchase contracts, stock purchase units and warrants, when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold by Hovnanian or K. Hovnanian for public offering and sale may make a market in such offered securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

        Any underwriters, dealers or agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with Hovnanian, K. Hovnanian or the selling shareholders, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in the prospectus supplement, Hovnanian, K. Hovnanian or the selling shareholders will authorize underwriters or other persons acting as its or their agents to solicit offers by certain institutions to purchase securities from it or them pursuant to contracts providing for payment and delivery on a future date. Institutions with which contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the offered securities will be passed upon for Hovnanian and K. Hovnanian by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely, as to matters of California and New Jersey law, on the opinion of Peter S. Reinhart, Esq., Senior Vice-President and General Counsel for Hovnanian and K. Hovnanian. Certain legal matters in connection with the offered securities may also be passed upon for any agents or underwriters by counsel specified in the prospectus supplement.

EXPERTS

        The consolidated financial statements of Hovnanian Enterprises, Inc. appearing in Hovnanian Enterprises, Inc.'s Annual Report (Form 10-K) for the year ended October 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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ABOUT THIS PROSPECTUS SUPPLEMENT
INDUSTRY AND MARKET DATA
FORWARD LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Company
Current Industry Conditions
Preliminary Financial Results
The Offering
Summary Financial Information
RISK FACTORS
Risks Related to the Class A Common Stock
Risks Related to Our Business
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
SELLING SHAREHOLDERS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS